[EXECUTION COPY]

EXHIBIT 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 7, 2021

among

VINCE, LLC,

as the Borrower,

The Guarantors Named Herein,

CITIZENS BANK, N.A.,

as Agent

and

The Other Lenders Party Hereto

CITIZENS BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

DB1/ 123795142.13

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS1
1.01	Defined Terms1
1.02	Other Interpretive Provisions54
1.03	Accounting Terms55
1.04	[Reserved]55
1.05	Rounding55
1.06	Times of Day56
1.07	Letter of Credit Amounts56
1.08	Currency Equivalents Generally56
1.09	Reserved56
1.10	LIBOR Notification56
1.11	Divisions57
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS57
2.01	Committed Loans57
2.02	Borrowings, Conversions and Continuations of Committed Loans57
2.03	Letters of Credit59
2.04	Swing Line Loans68
2.05	Prepayments; Loan Reallocation71
2.06	Termination or Reduction of Commitments72
2.07	Repayment of Obligations73
2.08	Interest73
2.09	Fees74
2.10	Computation of Interest and Fees74
2.11	Evidence of Debt74
2.12	Payments Generally; Agent’s Clawback75
2.13	Sharing of Payments by Lenders76
2.14	Settlement Amongst Lenders77
2.15	Increase in Commitments78
2.16	Defaulting Lenders79
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY81
3.01	Taxes81
3.02	Illegality85
3.03	Inability to Determine Rates85

DB1/ 123795142.13

3.04	Increased Costs; Reserves on LIBOR Rate Loans87
3.05	Compensation for Losses89
3.06	Mitigation Obligations89
3.07	Survival90
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS90
4.01	Conditions to Amendment and Restatement90
4.02	Conditions to all Credit Extensions93
ARTICLE V	REPRESENTATIONS AND WARRANTIES94
5.01	Financial Condition94
5.02	No Change94
5.03	Existence, Compliance with Requirements of Law94
5.04	Corporate Power; Authorization; Enforceable Obligations95
5.05	No Legal Bar95
5.06	No Material Litigation95
5.07	No Default96
5.08	Ownership of Property; Liens96
5.09	Intellectual Property96
5.10	Taxes96
5.11	Federal Regulations97
5.12	ERISA97
5.13	Investment Company Act98
5.14	Subsidiaries98
5.15	Environmental Compliance98
5.16	Accuracy of Information, etc98
5.17	Security Documents99
5.18	Solvency100
5.19	Senior Indebtedness100
5.20	Labor Matters100
5.21	Regulation H100
5.22	Anti-Money Laundering and Economic Sanctions Laws100
5.23	Insurance101
5.24	Deposit Accounts; Credit Card Arrangements101
5.25	EEA Financial Institution101
5.26	Casualty, Etc101
ARTICLE VI	AFFIRMATIVE COVENANTS101

DB1/ 123795142.13

6.01	Financial Statements102
6.02	Certificates; Other Information103
6.03	Notices105
6.04	Payment of Obligations107
6.05	Preservation of Existence, Etc107
6.06	Maintenance of Properties107
6.07	Maintenance of Insurance107
6.08	Compliance with Requirements of Laws108
6.09	Designation as Senior Indebtedness108
6.10	Inspection Rights108
6.11	Additional Collateral and Additional Loan Parties109
6.12	Cash Management111
6.13	Cycle Counts; Physical Count113
6.14	Environmental Laws113
6.15	Further Assurances113
6.16	[Reserved]114
6.17	Use of Proceeds114
6.18	Compliance with Terms of Leaseholds114
6.19	Compliance with Material Contracts114
6.20	Beneficial Ownership Certification114
ARTICLE VII	NEGATIVE COVENANTS115
7.01	Liens115
7.02	Investments117
7.03	Indebtedness120
7.04	Fundamental Changes122
7.05	Dispositions123
7.06	Restricted Payments125
7.07	Prepayments of Indebtedness126
7.08	Change in Nature of Business127
7.09	Transactions with Affiliates128
7.10	Burdensome Agreements128
7.11	Use of Proceeds129
7.12	Amendment of Material Documents129
7.13	Fiscal Year129
7.14	Deposit Accounts; Credit Card Processors129

DB1/ 123795142.13

7.15	Sales and Leasebacks129
7.16	Clauses Restricting Subsidiary Distributions130
7.17	Limitation on Hedge Agreements130
7.18	Minimum Excess Availability131
7.19	Tax Receivable Agreement131
7.20	Sanctions131
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES131
8.01	Events of Default131
8.02	Remedies Upon Event of Default134
8.03	Application of Funds135
ARTICLE IX	THE AGENT136
9.01	Appointment136
9.02	[Reserved]137
9.03	[Reserved]137
9.04	Delegation of Duties137
9.05	Exculpatory Provisions137
9.06	Reliance by Agent138
9.07	Notice of Default138
9.08	Non-Reliance on Agent and Other Lenders139
9.09	Indemnification139
9.10	Rights as a Lender139
9.11	Successor Agent; Removal of Agent140
9.12	Collateral and Guaranty Matters140
9.13	No Other Duties, Etc141
9.14	Agent May File Proofs of Claim141
9.15	Notice of Transfer141
9.16	Reports and Financial Statements141
9.17	Agency for Perfection142
9.18	Relation Among Lenders142
9.19	Erroneous Payments143
ARTICLE X	MISCELLANEOUS145
10.01	Amendments and Waivers145
10.02	Notices; Effectiveness; Electronic Communications147
10.03	No Waiver; Cumulative Remedies148
10.04	Expenses; Indemnity; Damage Waiver149

DB1/ 123795142.13

10.05	Payments Set Aside150
10.06	Successors and Assigns151
10.07	Treatment of Certain Information; Confidentiality155
10.08	Right of Setoff156
10.09	Interest Rate Limitation156
10.10	Counterparts; Integration; Effectiveness157
10.11	Survival157
10.12	Severability157
10.13	Replacement of Lenders157
10.14	GOVERNING LAW158
10.15	SUBMISSION TO JURISDICTION; WAIVERS158
10.16	Waivers of Jury Trial159
10.17	No Advisory or Fiduciary Responsibility159
10.18	USA PATRIOT Act; Proceeds of Crime Act159
10.19	Foreign Asset Control Regulations160
10.20	Time of the Essence160
10.21	[Reserved]160
10.22	Press Releases160
10.23	Additional Waivers160
10.24	Judgment Currency161
10.25	No Strict Construction162
10.26	Attachments162
10.27	Electronic Execution of Assignments and Certain Other Documents162
10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions162
10.29	Acknowledgement Regarding Any Supported QFCs163
10.30	Amendment and Restatement164

v

DB1/ 123795142.13

SCHEDULES

1.01(a)Guarantors

1.01(b)Immaterial Subsidiaries

2.01Commitments and Applicable Percentages

2.03Existing Letters of Credit

4.01Unrestricted Subsidiaries

5.01(b)Financial Performance Projections

5.01(c)Contingent Obligations; Certain Indebtedness

5.08(a)Excepted Property

5.08(b)Owned and Leased Real Estate

5.14Subsidiaries

5.17Filing Jurisdictions

5.23Insurance

5.24(a)DDAs, Securities Accounts, and Other Accounts

5.24(b)Credit Card Arrangements

6.02Financial and Collateral Reporting

6.19Material Contracts

7.01(f)Existing Liens

7.02Existing Investments

7.03(d)Existing Indebtedness

7.09Affiliate Transactions

7.10Existing Burdensome Agreements

7.16Existing Restrictions on Subsidiary Distributions

10.02Agent’s Office; Certain Addresses for Notices

DB1/ 123795142.13

EXHIBITS

Form of

A-1Committed Loan Notice

A-2Swing Line Loan Notice

B-1Revolving Note

B-2Swing Line Note

CCompliance Certificate

DAssignment and Assumption

E-1Foreign Lender Exemption Certificate

E-2Foreign Lender U.S. Tax Compliance Certificate

E-3Alternative Form Foreign Lender U.S. Tax Compliance Certificate

E-4Foreign Partnership U.S. Tax Compliance Certificate

FClosing and Solvency Certificate

GRepresentations and Warranties Certificate

HCredit Card Notification

IBorrowing Base Certificate

JJoinder Agreement

KClosing Checklist

LIntercreditor Agreement

MPayment Conditions Certificate

N13-Week Cash Flow Forecast

DB1/ 123795142.13

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 7, 2021, among VINCE, LLC, a Delaware limited liability company (the “Borrower” or the “Company”), the Guarantors named on Schedule 1.01 hereto, each Lender from time to time party hereto, each L/C Issuer from time to time party hereto, and CITIZENS BANK, N.A., as Agent, collateral agent and an L/C issuer.

The Borrower has requested that the Lenders amend and restated that certain Credit Agreement, dated as of August 21, 2018 (the “Original Credit Agreement”), by and among the Borrower and the Guarantors party thereto, the Agent, the lenders party thereto, and the other parties thereto. The Agent, the Lenders have indicated their willingness to continue to lend and the L/C Issuers have indicated their willingness to continue to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“13-Week Cash Flow Report” means a 13-week cash flow report, substantially in the form of Exhibit N, executed and certified as accurate and complete in all material respects by a Responsible Officer of the Borrower.

“ABL Priority Collateral” has the meaning given to the term “Revolver Priority Collateral” in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Specified Event of Default or (ii) the failure of the Borrower to maintain Excess Availability of at least the Trigger Amount for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event under clause (i) of this definition above shall be deemed continuing so long as such Specified Event of Default has not been waived, and occurrence of an Accelerated Borrowing Base Delivery Event under clause (ii) of this definition above shall be deemed continuing until the date Excess Availability shall have been at least equal to the Trigger Amount for thirty (30) consecutive calendar days. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible bill of lading or other document (as defined in the UCC) that (a) is issued to the order of a Loan Party (or, if so requested by the Agent solely with respect to negotiable documents (as defined in the UCC), to the order of the Agent) or a Loan Party as owner and shipper and such Loan Party or the Agent as consignee, (b) solely with respect to Inventory subject to a negotiable document of title, that have been delivered to Agent or an agent acting on behalf of Agent pursuant to a Customs Broker/Carrier Agreement with all necessary endorsements (or such other arrangements satisfactory to the Agent relating to such documents shall have been made), and Agent shall have control over such documents evidencing ownership of the subject Inventory, (c) is not subject to

DB1/ 123795142.13

any Lien (other than in favor of the Agent and the Term Agent), and (d) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Account Debtors” means (a) Amazon, Inc. and its Affiliates, The TJX Companies, Inc. and its Affiliates, Nordstrom, Inc. and its Affiliates, Macy’s, Inc. and its Affiliates, Dillard’s, Inc. and its Affiliates, Saks Inc. and its Affiliates, and any other account debtors so long as, as of any date of determination, the non-credit-enhanced, senior unsecured long-term debt of such account debtor and/or its Affiliates is rated at least BBB+/Baa1 or higher by S&P and/or Moody’s, as applicable, and (b) any account debtor located in a foreign jurisdiction other than Canada and named as a debtor whose accounts are insured by credit insurance in form, substance and amount, and by an insurer reasonably satisfactory to Agent, it being acknowledged, for the avoidance of doubt, that the Accounts owing from such account debtors are subject to clause (n) of the definition of Eligible Trade Receivables.

“Accommodation Period” means the period commencing on the Closing Date and ending on the earlier of (i) the end of the Fiscal Quarter ending on or about April 30, 2022 and (ii) the date selected by the Borrower; provided, that the Borrower shall give the Agent written notice at least three (3) Business Days’ prior to such date and the Accommodation Period may not be resumed after it is terminated by the Borrower.

“Account” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter of credit rights or letters of credit.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an Investment in or a purchase of a fifty percent (50%) or greater interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person, (c) a purchase or acquisition of a Real Estate portfolio or stores from any other Person or assets constituting a business unit, line of business or division of any other Person, (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or greater than fifty percent (50%) of the Equity Interests, of any Person, in each case, in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing October 30, 2021.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

DB1/ 123795142.13

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent” means Citizens Bank, N.A. in its capacity as Agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Aggregate Commitments” means the Commitments of all of the Lenders. As of the Closing Date, the Aggregate Commitments of all Lenders is $100,000,000.

“Agreement” means this Credit Agreement.

“Amended or Refinanced” means, in respect of any obligation, or the agreement or contract pursuant to which such obligation is incurred, (a) such obligation (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, consolidated, refinanced, replaced, refunded or repaid from time to time and (b) any other obligation issued in exchange or replacement for or to refinance such obligation, in whole or in part, whether with same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a shorter or longer maturity, in each case to the extent not prohibited under the terms of the Loan Documents then in effect. “Amend or Refinance” and “Amendment or Refinancing” shall have correlative meanings.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid in clause (b) below; and

(b)From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon Average Daily Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Excess Availability requirements for a different Level have been met); provided further that if the information set forth in any Borrowing Base Certificate proves to be false or incorrect due to

DB1/ 123795142.13

intentional misrepresentation by the Borrower such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability	LIBOR Margin	Base Rate Loan Margin
I	Greater than or equal to 50% of the Aggregate Commitments	1.50%	0.50%
II	Greater than or equal to 25% of the Aggregate Commitments but less than 50% of the Aggregate Commitments	1.75%	0.75%
III	Less than 25% of the Aggregate Commitments	2.00%	1.00%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Sections 2.16 and 10.06. If the Commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other instrument pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans less 0.50%, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans.

“Appraised Value” means the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the applicable Loan Party, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser reasonably satisfactory to the Agent.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arranger” means Citizens Bank, N.A., in its capacity as sole lead arranger and sole bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

DB1/ 123795142.13

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the Fiscal Year ended January 30, 2021, the related audited consolidated statements of income, stockholders’ equity and cash flows, and the footnotes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the Termination Date.

“Availability Reserves” means any Reserves established by the Agent in its Permitted Discretion which relate to any factor which the Agent reasonably determines, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or factored into the advance rates (a) to reflect the impediments to the Agent’s ability to realize upon the ABL Priority Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the aggregate value of the Collateral reflected in the Borrowing Base or the validity or enforceability of the Loan Documents or the material remedies of the Credit Parties thereunder. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent, (ii) customs duties, and other costs to release Inventory which is being imported into the United States, (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral, (iv) salaries, wages, vacation pay and benefits due to employees of any Loan Party, (v) Customer Credit Liabilities, (vi) customer deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s, carrier’s or bailee’s charges and other Permitted Encumbrances which have priority over the interests of the Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (xi) Bank Products Reserves, (xii) obligations with respect to the Loan Parties’ self-insurance, (xiii) amounts due to vendors on account of Eligible In-Transit Inventory (but only to the extent such amounts are not supported by a Commercial Letter of Credit), (xiv) reserves for pension plan contributions, (xv) reserves based on dilution of Accounts, (xvi) reserves for deductibles in respect of credit insurance policies covering Eligible Trade Receivables and (xvii) reserves in the Agent’s Permitted Discretion for any non-retail third party location (including fulfillment centers) in which Collateral with a value in excess of $500,000 of inventory is maintained, whether or not such location is in a Landlord Lien State (or, to the extent that more than $2,500,000 of Collateral in the aggregate is maintained at all such locations, even if the value of the Collateral at any location is less than $500,000) (including based on fees charged by the operator of any such facility); provided, that (i) notwithstanding the foregoing, (a) the Agent shall only be permitted to impose rent reserves with respect to any leased location of any Loan Party equal to one (1) month’s rent (plus any past due rent) against the assets included in the Borrowing Base if the Loan Parties do not deliver to the Agent a Collateral Access Agreement by the 90th day after the Closing Date for (x) any leased location of any Loan Party that is located in a Landlord Lien State, (y) any leased distribution center of any Loan Party in which Collateral with a value in excess of $500,000 of inventory is maintained at any time, whether or not such location is in a Landlord Lien State (or, to the extent that more than $2,500,000 of Collateral in the aggregate is maintained at all such leased distribution centers, even if the value of the Collateral at any leased distribution center is less than $500,000), and (z) the Borrower’s Headquarters, and (b) the Agent shall only be permitted to impose reserves equal to two (2) month’s fees (calculated based on the average monthly fees charged by the applicable third party warehouse location during the most recently completed twelve month period) or one (1) month’s rent (plus any past due rent),

DB1/ 123795142.13

as applicable, for any third party warehouse location (including any fulfillment center) not leased or owned by a Loan Party in which Collateral with a value in excess of $500,000 of inventory is maintained, whether or not such third party warehouse location is in a Landlord Lien State (or, to the extent that more than $2,500,000 of Collateral in the aggregate is maintained at all such third party warehouse locations, even if the value of the Collateral at any third party warehouse location is less than $500,000)); (ii) Bank Product Reserves in respect of Hedge Agreements secured by Collateral shall require the consent of the Borrower; and (iii) any Reserve with respect to Customer Credit Liabilities under clause (a) of the definition thereof shall not exceed 25% of such Customer Credit Liabilities.

“Available Tenor”  means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 3.3(b).

“Average Daily Excess Availability” shall mean the average daily Excess Availability for the immediately preceding Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings.

“Bank Products” means any services or facilities provided to any Loan Party by the Agent, any Lender, or any of their respective branches or Affiliates on account of (a) Hedge Agreements, (b) leasing, or (c) factoring (but only to the extent that the applicable Loan Party and the Credit Party furnishing such services or facilities notify the Agent in writing within ten (10) Business Days after the date on which such service or facility is first provided that such services or facilities are to be deemed Bank Products hereunder, provided that any such services or facilities provided by Citizens Bank shall not require any such notice and shall constitute Bank Products hereunder), but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Agent from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by an L/C Issuer.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Citizens Bank as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.00%. The “prime rate” is a rate set by Citizens Bank based upon various factors including Citizens Bank’s costs and desired return, general economic conditions and other factors,

DB1/ 123795142.13

and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Citizens Bank’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark”  means, initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 3.3(b).

“Benchmark Replacement”  means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities  at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or

DB1/ 123795142.13

operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent  decides that adoption of any portion  of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or

DB1/ 123795142.13

indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 3.03(b).

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and the Securities Industry and Financial Markets Association or such other form satisfactory to the Agent.

“Beneficial Ownership Regulation” means CFR § 1010.230.

“Blocked Account” means any deposit account in which any funds of any of the Loan Parties from one or more DDAs (other than any Excluded DDA) are concentrated and with respect to which a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Account Agreement” means with respect to a deposit account or Securities Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (within the meaning of Section 9-104 or Section 8-106 of the UCC, as applicable) of such deposit account or Securities Account by the Agent and whereby the bank or intermediary maintaining such deposit account or Securities Account agrees, upon the occurrence and during the continuance of Cash Dominion Events, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” has the meaning provided in Section 6.12.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Borrower Intellectual Property” has the meaning specified in Section 5.09.

“Borrower Materials” has the meaning specified in Section 6.02.

DB1/ 123795142.13

“Borrower” has the meaning set forth in the preamble.

“Borrower’s Headquarters” means the Borrower’s offices located at 500 Fifth Avenue, 20th Floor, New York, NY 10110 or such other address where the Borrower’s principal books and records are located as the Borrower may notify the Agent from time to time.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing made to the Borrower, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to (but not less than zero):

(a)the face amount of Eligible Trade Receivables of the Loan Parties multiplied by 85%;

plus

(b)the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by 90%;

plus

(c)90% multiplied by the Appraised Value of Eligible Inventory of the Loan Parties multiplied by the Cost of such Eligible Inventory, provided that Eligible In-Transit Inventory shall not exceed 30% of the Borrowing Base;

minus

(d)the sum of (i) the then amount of all Reserves and (ii) the Term Loan Reserve.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I hereto (with such changes therein as may be reasonably required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete in all material respects by a Responsible Officer of the Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Agent’s Office in the applicable jurisdiction is located and (b) if such day relates to any interest rate settings as to a LIBOR Rate denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any London Banking Day.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) expenditures to the extent financed with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized (or are contractually committed to be

DB1/ 123795142.13

utilized) for capital expenditures within twelve (12) months of the receipt of such proceeds; (iii) expenditures for leasehold improvements for which such Person has been reimbursed or received a credit; and (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Stock) made to the Borrower after the Closing Date, (v) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (vi) without duplication of the provisions of clause (iii), above, expenditures that are accounted for as capital expenditures by the Parent, Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent, Holdings, the Borrower or any Restricted Subsidiary and for which neither the Parent, Holdings, the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period); (vii) expenditures that constitute operating lease expenses in accordance with GAAP; (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent, Holdings, the Borrower and the Restricted Subsidiaries; and (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent, Holdings, the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral Account” means, with respect to the L/C Obligations, an account (which may, in accordance with Section 2.03(g) and at the Borrower’s option, be established as an interest-bearing account) established by the Borrower with Citizens Bank, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03 or Section 8.02.

“Cash Collateralize” means to deposit in the Cash Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Agent, the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer and in an amount equal to 103% of the maximum stated amount of any such Letter of Credit, determined in the manner set forth in Section 1.07 hereof. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Any such amounts on deposit may, at the option of the Agent after request by the Borrower, be invested in Cash Equivalents.

“Cash Dominion Event” means, at any time, either (a) the occurrence and continuance of any Specified Event of Default, or (b) the failure of the Borrower to maintain Excess Availability of at least the Cash Dominion Trigger Amount for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event under clause (b) of this definition above shall be deemed continuing (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Excess Availability of at least the Cash Dominion Trigger Amount for three (3) consecutive Business Days, until the date Excess Availability shall have been at least equal to the Cash Dominion Trigger Amount for thirty (30) consecutive calendar days; provided that a Cash Dominion Event may be discontinued only three (3) times during any 365 day period. The

DB1/ 123795142.13

termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Dominion Trigger Amount” means the greater of (x) twelve-and-one-half percent (12.5%) of the Commitments in effect on such date and (y) $11,000,000.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Foreign Subsidiaries, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investments of comparable tenor and credit quality to those described above customarily utilized in the countries in which such Foreign Subsidiaries operate for short-term cash management purposes.

“Cash Management Reserves” means such Reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services provided to any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) credit or debit cards, (e) purchase cards, (f) supply chain finance services (including, without limitation, electronic trade payable services and supplier accounts receivable purchases), and (g) foreign exchange facilities (but, with respect to this clause (g), only to the extent that the applicable Loan Party and the Credit Party furnishing such cash management services notify the Agent in writing within ten (10) Business Days after the date on which such cash management services are first provided that such cash management services are to be deemed Cash Management Services hereunder, provided that any such cash management services provided by Citizens Bank shall not require any such notice and shall constitute Cash Management Services hereunder). For the avoidance of doubt, Cash Management Services do not include Hedge Agreements.

DB1/ 123795142.13

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than the Equity Interests of and, if applicable, Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)the Parent shall cease directly or indirectly to own 100% of the Equity Interests of Holdings and the Borrower (except to the extent Holdings is permitted to merge with the Parent pursuant to Section 7.04); or

(b)any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Investors shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding capital stock of the Parent in the election of directors, unless at such time the Permitted Investors are direct or indirect “beneficial owners” (as so defined) of Equity Interests of the Parent having a greater percentage of the total voting power of all outstanding Equity Interests of the Parent in the election of directors than that owned by each other “person” or “group” described above; or

(c)for any reason whatsoever, a majority of the Board of Directors of the Parent shall not be Continuing Directors; or

(d)a “Change of Control” (or comparable term) shall occur under the Term Facility, any Junior Indebtedness or the documentation for any Amendment or Refinancing of the foregoing, in each case (other than the Term Facility), if the outstanding principal amount thereof is in excess of $15,000,000.

“China JV” means a joint venture to be established after the Closing Date for the purposes of facilitating operations in China.

“Citizens Bank” means Citizens Bank, National Association.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is September 7, 2021.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

DB1/ 123795142.13

“Collateral” means any and all “Collateral”, “Security Assets” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is subject to Liens in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, and (iv) makes such other agreements with the Agent as the Agent may reasonably require.

“Collection Account” has the meaning provided in Section 6.12.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment Increase” has the meaning set forth in Section 2.15.

“Commitments” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other instrument pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the total Commitments of all Lenders is $100,000,000.

“Commitment Fee Percentage” means, for any day, 0.25%.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means any loan at any time made by any Lender pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1 (Committed Loan Notice).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan” has the meaning set forth in Section 5.12(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, executed and certified by a Responsible Officer of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

DB1/ 123795142.13

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Continuing Directors” means the directors of the Parent on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor, or those Permitted Investors which then hold a majority of the voting Equity Interests in the Parent then held by all Permitted Investors, in his or her election by the shareholders of the Parent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” means as to any Person, any other Person that (a) directly or indirectly is in control of, or is controlled by, or is under common control with, such Person and (b) is organized by such Person (or any Person referred to in clause (a) of this definition) primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost” means the cost of purchases of Inventory, based upon the Borrower’s accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrower, the Borrower’s purchase journals or the Borrower’s stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Credit Card Issuer” shall mean any person (other than Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, JCB, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option, Maestro, Novus, Interac, Push Funds, Switch, Solo, Visa Delta and other non-bank credit or debit cards, including, without limitation, credit or debit cards

DB1/ 123795142.13

issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers reasonably approved by the Agent.

“Credit Card Notifications” has the meaning provided in Section 6.12.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, (a) all present and future rights of the Borrower or a Guarantor to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Borrower or a Guarantor to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent and its Affiliates, (iii) each L/C Issuer, (iv) the Arranger, (v) each holder of any Other Liabilities, and (vi) each successor and permitted assign of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Loan Parties.

“Cure Right Contribution Transaction” means a cash equity contribution to the Parent or Holdings (funded with proceeds of common equity or other preferred equity (other than Disqualified Stock)) or incurrence of Subordinated Indebtedness by the Borrower incurred on terms (including subordination terms) to be acceptable to Agent (it being understood that additional Indebtedness under the Third Lien Credit Agreement, on terms and conditions (including subordination terms) consistent with those set forth therein and in the Third Lien Subordination Agreement on the date hereof shall be deemed to be acceptable to the Agent), in each case, the proceeds of which are contributed or received by the Borrower in readily available funds substantially concurrently with the consummation of such equity or Subordinated Indebtedness transaction.

“Currency Due” has the meaning provided in Section 10.24.

“Customer Credit Liabilities” means at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Loan Parties.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and, among other things, holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent (which notice shall be delivered only

DB1/ 123795142.13

upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory solely as directed by the Agent.

“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one day period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”); provided, however, that upon at least three (3) Business Days prior written notice to the Agent, and not more than once every 90 days, the Borrower may (x) elect to substitute the Adjusted LIBOR Rate for a one week or one month period for the Adjusted LIBOR Rate for a one day period for the purpose of determining the Daily LIBOR Rate or (y), if the Borrower has already made the election described in the foregoing clause (x), elect to substitute the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one day period, a one week period, or a one month period for the purpose of determining the Daily LIBOR Rate. For the avoidance of doubt, all Daily LIBOR Rate Loans outstanding at any one time shall bear interest at the same Daily LIBOR Rate.

“Daily LIBOR Borrowing” means a Borrowing comprised of Daily LIBOR Rate Loans.

“Daily LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Daily LIBOR Rate.

“Daily Simple SOFR”  means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible  for the Agent, then the Agent may establish another convention in its reasonable discretion.

“DDA” means any checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum, and (b) otherwise, when used with respect to Obligations, an interest rate equal to two percent (2%) per annum in excess of the rate then applicable to such Obligation.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within one Business Day of the date when due, (b) has notified the Company, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to

DB1/ 123795142.13

be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) has been deemed insolvent or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the target of any comprehensive Sanction.

“Disposition” or “Dispose” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, it is understood and agreed that Holdings, the Borrower and any Restricted Subsidiary may, in the ordinary course of business, grant non-exclusive licenses (or exclusive licenses within a specific or defined field of use) to Intellectual Property owned or developed by, or licensed to, such entity and that, for purposes of this Agreement and the other Loan Documents, such licenses shall not constitute a “Disposition” of such Intellectual Property; provided, that the terms of such licenses shall not restrict the right of the Agent (x) to use such Intellectual Property in connection with the conduct of a Liquidation without the payment of royalty or other compensation or (y) other than with respect to any such exclusivity within a specific or defined field of use, to dispose of such Intellectual Property owned by such entity in connection with the conduct of a Liquidation or other exercise of creditor remedies.

“Disqualified Institution” means (a) those banks, financial institutions and other entities designated in writing by the Borrower to the Agent prior to the Closing Date, in each case, together with their respective Affiliates, and (b) any corporate competitors of the Borrower and its Restricted Subsidiaries and the Affiliates of such corporate competitors (other than bona fide debt funds or investors) designated in writing by the Borrower to the Agent prior to the Closing Date. The Agent will make the list of Disqualified Institutions available to any Lender upon request.

“Disqualified Stock” means any Equity Interest that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Obligations (other than (i) upon Payment in Full of the Obligations or (ii) if the issuer has the option to settle for Qualified Stock (and cash in lieu of fractional shares thereof in de minimis amounts)) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interest

DB1/ 123795142.13

or other assets other than Qualified Stock; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings, any parent company, the Parent, Holdings, the Borrower, or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory) other than (i) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (ii) any CFC Holdco.

“Early Opt-in Election”   means the occurrence of:

(1)(a) a determination by the Agent or (b) a notification by the Required Lenders to the Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2)(a) the election by the Agent or (b) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

DB1/ 123795142.13

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates under common control with such Credit Party; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; and (e) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Institution (with respect to clause (a) of the definition thereof, unless an Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing), a Permitted Investor, a Loan Party or any of their respective Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to satisfy such criteria at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base, pursuant to any of clauses (a) through (g) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)Credit Card Receivables which do not constitute an Account or a payment intangible (as defined in the UCC);

(b)Credit Card Receivables that have been unpaid for more than five (5) Business Days from the date of sale (or such longer period(s) as may be approved by the Agent in its Permitted Discretion);

(c)Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Agent (subject to Liens permitted under Section 7.01 having priority by operation of applicable Requirement of Law), for the benefit of itself and the other Credit Parties, or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents, or to the Term Agent under the Term Facility, or any Permitted Amendment or Refinancing of the foregoing and other Liens having priority by operation of applicable Requirement of Law);

(d)Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the Credit Card Processors) has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

DB1/ 123795142.13

(e)Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase such Loan Party’s entire portfolio of Accounts from such Credit Card Issuer or Credit Card Processor (it being acknowledged and understood that any right of a Credit Card Issuer or Credit Card Processors to chargeback a Credit Card Receivable shall not be deemed a right of such Credit Card Issuer or Credit Card Processor to require a Loan Party to repurchase such Loan Party’s Accounts under this clause (e));

(f)Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings; or

(g)Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(i)Which has been shipped from a foreign location for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(ii)For which the purchase order is in the legal name of a Loan Party and title and risk of loss has passed to such Loan Party;

(iii)For which each relevant freight carrier, freight forwarder, customs broker, non-vessel owning common carrier or shipping company in possession of such Inventory or documents related thereto shall have entered into a Customs Broker/Carrier Agreement;

(iv)Which is subject to an Acceptable Document of Title;

(v)Which is insured in accordance with the provisions of this Agreement and the other Loan Documents (including, without limitation, marine cargo insurance);

(vi)unless the Agent shall otherwise agree in its Permitted Discretion, for which payment of the purchase price has been made by the applicable Loan Party or the purchase price is supported by a Commercial Letter of Credit;

(vii)which at all times is subject to Agent’s first-priority perfected security interest; and

(viii)Which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its discretion, and upon notice to the Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines in its Permitted Discretion that such Inventory is subject to any Person’s right of reclamation, repudiation, or stoppage in transit, which is (or is capable of being) senior to, or pari passu with, the Lien of the Agent or may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory of the Loan Parties and (ii) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of such Loan Party’s business, in

DB1/ 123795142.13

each case that is not excluded as ineligible for inclusion in the calculation of the Borrowing Base by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto free and clear of any Lien, including any Inventory the subject of any retention of title arrangements (other than Liens granted to the Agent pursuant to the Security Documents and to the Term Agent under the Term Facility and Liens permitted by Section 7.01 having priority by operation of applicable Requirements of Law or other Liens of record by landlords permitted by Section 7.01 which have been subordinated to the Lien of the Agent pursuant to a subordination agreement on terms reasonable satisfactory to the Agent);

(b)Inventory that is leased by or is on consignment to or by a Loan Party, other than Inventory, not to exceed to $3,000,000 in value (valued at the lower of cost or market) in the aggregate at any time, of the Loan Parties on consignment to third parties and located at retail stores of such third parties, provided, that (i) such Loan Party shall have delivered to the Agent a written agreement relating to such Inventory between the Loan Party and such third party (in form and substance reasonably satisfactory to the Agent), (ii) the Loan Parties shall have taken such actions as are required by the UCC or other applicable Requirements of Law to perfect, and maintain the first priority of, their Liens and security interest in such Inventory, including filing such financing statements and delivering proper notices to the applicable Persons (including other secured parties of the third party consignee) as the Agent may reasonably request, each in form and substance satisfactory to the Agent, (iii) the Loan Parties shall have taken such actions as are required by the UCC or other applicable Requirements of Law to assign such Liens and security interests to the Agent, (iv) such Inventory shall be consigned by a Loan Party to a Person who is not a Loan Party and (v) the Loan Parties shall have provided evidence reasonably satisfactory to the Agent that clauses (i) through (iv) of the foregoing proviso are satisfied;

(c)Inventory (other than (i) Eligible In-Transit Inventory or (ii) Inventory in-transit between the Loan Parties’ locations in the United States or in storage trailers at Loan Parties’ locations in the United States) that is not located in the United States of America (excluding territories or possessions of the United States) or, if the Loan Parties have taken steps to create and perfect a first priority Lien in such Inventory under the Requirements of Law of Canada (and its provinces) and taken such other actions as may be reasonably requested by Agent in connection therewith (including the receipt of customary legal opinions), Canada at a location that is owned or leased by a Loan Party, provided that notwithstanding the foregoing, Inventory in transit between such owned or leased locations in the United States shall be deemed eligible if all of the other eligibility criteria set forth in this definition are satisfied;

(d)Inventory that is comprised of goods which (i) are damaged, defective, or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, or that constitute samples, spare parts for equipment, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (v) are bill and hold goods, or (vi) are raw materials;

(e)Inventory that is not subject to a perfected first-priority security interest in favor of the Agent (subject to Liens permitted by Section 7.01 which have priority by operation of applicable Requirements of Law);

(f)Inventory as to which casualty insurance in compliance with the provisions of Section 6.07 hereof is not in effect;

DB1/ 123795142.13

(g)Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;

(h)Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party (x) from which any Loan Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement (but ineligibility shall be limited to the amount of such dispute) or (y) which would require any consent of any third Person for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition; or

(i)Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and established Inventory Reserves (if applicable) therefor, provided such Inventory is not otherwise ineligible as a result of any of clauses (a) through (h) above, and (B) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent in its Permitted Discretion; provided it is agreed that so long as the Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Agent, the Agent shall use reasonable best efforts to complete such due diligence and related appraisal on or prior to the closing date of such Permitted Acquisition.

“Eligible Trade Receivables” means Accounts arising from the sale of the Loan Parties’ Inventory (other than those consisting of Credit Card Receivables) or rendition of services that satisfy the following criteria at the time of creation and meets the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, shared advertising costs, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral) (collectively, “Account Allowances”)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a)Accounts that are not evidenced by an invoice;

(b)Accounts that have been outstanding for more than (x) sixty (60) days (or, solely during the Accommodation Period and solely with respect to Accommodation Account Debtors, ninety (90) days) from the due date or (y) ninety (90) days (or, solely during the Accommodation Period and solely with respect to Accommodation Account Debtors, one hundred twenty (120) days) past the invoice date (or one hundred twenty (120) days (or, solely during the Accommodation Period, one hundred fifty (150 days) past the invoice date for Accounts due from those account debtors agreed to in writing by the Agent from time to time acting in its Permitted Discretion);

(c)Accounts due from any account debtor fifty percent (50%) or more of whose Accounts are not eligible under clause (b), above.

DB1/ 123795142.13

(d)Except as set forth in the proviso hereto, all Accounts owed by an account debtor and/or its Affiliates together exceed twenty percent (20%) (or any other percentage now or hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time (the “Concentration Limit”) (but the portion of the Accounts not in excess of the applicable percentage may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion), provided that the Concentration Limit for Accounts due from (x) Nordstrom, Inc. and its Affiliates shall equal (1) seventy percent (70%) so long as Nordstrom, Inc.’s credit rating and/or family rating is investment grade BBB- or higher by S&P or Baa3 or higher by Moody’s or (2) otherwise, fifty percent (50%), (y) each of Macy’s, Inc. and its Affiliates and Saks Inc. and its Affiliates shall equal thirty-five percent (35%), respectively, during the Accommodation Period, and (z) Neiman Marcus shall equal thirty percent (30%); provided, further, that during the Accommodation Period, the Concentration Limit shall not apply to Accounts due from Nordstrom, Inc. and its Affiliates so long as Nordstrom, Inc.’s credit rating and/or family rating is investment grade BBB- or higher by S&P or Baa3 or higher by Moody’s;

(e)Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Agent (other than Liens permitted by Section 7.01 which have priority by operation of applicable Requirements of Law), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and Liens granted to the Term Agent under the Term Facility and other Liens permitted by Section 7.01 which have priority by operation of applicable Requirements of Law);

(f)Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g)Accounts which arise out of any sale (i) not made in the ordinary course of business, or (ii) made on a basis other than upon credit terms usual to the business of the Loan Parties;

(h)Accounts which are owed by any Affiliate or any employee of a Loan Party (provided that this clause (h) shall not exclude any Account of any account debtor solely on the basis that it is a portfolio company of the Sponsor);

(i)Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;

(j)Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k)Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and the Loan Parties have complied with the Federal Assignment of Claims Act of 1940 have been complied with;

(l)Accounts (i) owing from any Person that is also a supplier to, or creditor of, a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom; provided, that the existence of any Account Allowance as described above with respect to an Account shall not cause the applicable account debtor to be a supplier to, or creditor of, a Loan Party for the purposes of subclause (l)(i) above;

DB1/ 123795142.13

(m)Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return;

(n)Accounts owing from (i) any Embargoed Person, or (ii) any Person located in a foreign jurisdiction other than Canada; provided, that up to $5,000,000 in the aggregate of Accounts owing from Persons located in a foreign jurisdiction other than Canada shall constitute Eligible Trade Receivables provided, that, such Accounts would otherwise constitute Eligible Trade Receivables and such Accounts are covered by credit insurance in form, substance and amount, and by an insurer reasonably satisfactory to Agent;

(o)Accounts evidenced by a promissory note or other instrument;

(p)Accounts consisting of amounts due from vendors as rebates or allowances;

(q)Accounts which include extended payment terms (datings) beyond those generally furnished in the ordinary course of business;

(r)Accounts acquired in a Permitted Acquisition, unless and until the Agent has (A) completed or received such due diligence as the Agent may require with respect thereto, all of the results of the foregoing to be reasonably satisfactory to the Agent and (B) Agent otherwise agrees that such Accounts shall be deemed Eligible Trade Receivables; or

(s)Accounts which are not (i) billed and collected in the United States and (ii) payable in Dollars.

“Embargoed Person” means any party that (i) is listed in any Sanctions related list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including the list of “Specially Designated Nationals and Blocked Persons”, or the United States Department of State, the United Nations Security Council, the European Union, or any EU member state, (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC comprehensive sanctions programs, (iii) is subject to any Requirement of Law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked, (iv) any agency, political subdivision or instrumentality of the government of a country or territory that is the subject of OFAC comprehensive sanctions programs, (v) any natural person ordinarily resident in a country or territory that is the subject of OFAC comprehensive sanctions programs, or (vi) any Person fifty percent (50%) or more owned directly, or indirectly, individually or in the aggregate, by any of the above.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any

DB1/ 123795142.13

Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC or any other applicable Requirement of Law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Equity Issuance” means any issuance by the Parent of its Qualified Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Erroneous Payment” has the meaning assigned to such term in Section 9.19(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.19(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.19(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.19(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.19(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means the difference, at any time of calculation, between the Loan Cap and the Total Outstandings.

“Excluded DDA” means (i) any deposit account exclusively used for payroll or employee benefits, and (ii) any deposit account which is a trust or fiduciary account.

“Excluded Subsidiary” means (a) any Subsidiary that is not directly or indirectly a wholly owned Subsidiary of the Parent, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Requirements of Law or, to the extent mutually agreed the same would prevent the granting thereof, Contractual Obligations that are in existence on the Closing Date or at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from providing a Facility Guaranty or if providing a Facility Guaranty by such Subsidiary would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (d) any Foreign Subsidiary, (e) any Unrestricted Subsidiary, (f) any Subsidiary that is a captive insurance company and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrower, the burden or cost or other consequences of providing a Facility Guaranty shall be excessive in view of the benefits to be obtained by the Credit Parties therefrom. For the avoidance of doubt, each Excluded Subsidiary is a Non-Guarantor Subsidiary hereunder.

DB1/ 123795142.13

“Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee Obligation with respect thereto) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.8 of the Security Agreement) at the time the Guarantee Obligation of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” under the Commodity Exchange Act or any such rule, regulation or order at such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net or gross income (however denominated), Taxes imposed on or measured by net or gross profits, franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender (or its assignor, if any) acquires such interest in the Loan or Commitment (or designates a new lending office) (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means each Letter of Credit described on Schedule 2.03.

“Facility Guaranty” means a guarantee of the Obligations made by any Person in favor of the Agent and the other Credit Parties pursuant to the Security Agreement or in such other form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citizens Bank on such day on such transactions as determined by the Agent.

DB1/ 123795142.13

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means, collectively, (i) the letter agreement, dated as of the Original Closing Date, between the Borrower and the Agent and (ii)  the letter agreement, dated as of the date hereof, between the Borrower and the Agent.

“Financial Covenant” means the covenant specified in Section 7.18.

“Financial Performance Projections” means (i) the projected consolidated balance sheets, statements of income, cash flows, and stockholder’s equity of the Parent and its Subsidiaries, (ii) the projected Borrowing Base and (iii) Excess Availability forecasts, in each case, prepared by management of the Parent and in form and substance reasonably satisfactory to the Agent.

“Fiscal Month” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are 12 Fiscal Months in each Fiscal Year.

“Fiscal Quarter” means one of the four 13-week, or, if applicable, 14-week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on a Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the fiscal year ending on the Saturday closest to January 31 in any calendar year.

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBOR Rate. As of the Closing Date, the Floor is 0.00%.

“Foreign Lender” means any Recipient that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

DB1/ 123795142.13

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, guarantees of operating leases in the ordinary course of business, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means (i) the Parent, (ii) Holdings, (iii) Rebecca Taylor, Inc., a New York corporation, (iv) Parker Holding, LLC, a Delaware limited liability company, (v) Parker Lifestyle, LLC, a Delaware limited liability company, (vi) Rebecca Taylor Retail Store, LLC, a New York limited liability company, and (vii) each Subsidiary of the Parent that executes and delivers a Facility Guaranty pursuant hereto; provided that no Excluded Subsidiary shall be required to be a Guarantor hereunder.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies.

“Holdings” means Vince Intermediate Holding, LLC, a Delaware limited liability company.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Company that (i) had less than 5.0% of consolidated assets and 5.0% of annual consolidated revenues of the Parent, Holdings, the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to

DB1/ 123795142.13

Section 6.01 prior to such date and (ii) (A) that is listed on the attached Schedule 1.01(b) (B) has been designated as such by the Borrower in a written notice delivered to the Agent (other than, in either case, any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Agent so long as such Subsidiary either provides a Facility Guaranty upon such designation and complies with Section 6.11 or otherwise qualifies as an Excluded Subsidiary hereunder); provided that no Subsidiary with Property of the type included in the Borrowing Base may be designated as an Immaterial Subsidiary, and provided further that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time) in excess of 10.0% of consolidated assets or 10.0% of annual consolidated revenues, respectively, of the Parent, Holdings, the Borrower and its Restricted Subsidiaries.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and not more than 90 days past due (unless being contested in good faith by appropriate proceedings) and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Stock, except for agreements with directors, officers and employees to acquire such Equity Interest upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, other than guarantees of operating leases in the ordinary course of business, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

DB1/ 123795142.13

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, social media accounts and usernames and account identifiers, patents, trademarks, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means (i) the Intercreditor Agreement, dated as of the Closing Date, by and among the Agent and the Term Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof or (ii) any other intercreditor agreement among the Agent and any agent or trustee with respect to the Term Facility or any Permitted Amendment or Refinancing thereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means, (a) as to any Daily LIBOR Rate Loan, within five days of the end of each Fiscal Month; (b) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (c) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

“Interest Period” means as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one week, two weeks, one month, two months, three months or six months thereafter, as selected by the Borrower in a Committed Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party to a location of a Loan Party in the United States or, if the Loan Parties have taken steps to create and perfect a first priority Lien in such Inventory under the Requirements of Law of Canada (and its provinces) and taken such other actions as may be reasonably requested by Agent in connection therewith (including the receipt of customary legal opinions), Canada.

DB1/ 123795142.13

“Inventory” has the meaning given that term in the UCC or other applicable Requirement of Law, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or factored into the advance rates, to reflect the changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.

“Investment” has the meaning given to such term in Section 7.02 hereof.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower or in favor of an L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Judgment Currency” has the meaning given to such term in Section 10.24.

“Junior Indebtedness” has the meaning given to such term in Section 7.03(m).

“L/C Advance” means with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Borrower pursuant to Section 2.03(c)(i) or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Citizens Bank, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) one other Lender selected by the Borrower with the consent of the Agent (such consent not to be unreasonably withheld). Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, at any date of determination and without duplication, the aggregate Stated Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts under Letters of Credit, including all L/C Borrowings. For purposes of computing the amounts available to be drawn

DB1/ 123795142.13

under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Landlord Lien State” means any state, province or territory in which a landlord’s claim for rent has priority by operation of applicable Requirement of Law over the Lien of the Agent in any of the Collateral.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lenders” means the Lenders having Commitments from time to time or at any time and, unless the context requires otherwise, includes the Swing Line Lender. Any Lender may, in its reasonable discretion, arrange for one or more Loans to be made by Affiliates or branches of such Lender, in which case the term “Lender” shall include any such Affiliate or branch with respect to Loans made by such Affiliate or branch.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $25,000,000 plus the amount of any increase in the Aggregate Commitments made pursuant to Section 2.15 hereof. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Aggregate Commitments.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means:

(a)for any Interest Period with respect to a LIBOR Rate Loan or Daily LIBOR Rate Loan, the rate per annum (i) equal to the London Interbank Offered Rates (“LIBOR”) administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for Dollar deposits for a duration equal to or comparable to the duration of such Interest Period, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; or, (ii) if such rate is not available at such time

DB1/ 123795142.13

for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Citizens Bank to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period, which rate is approved by the Agent;

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for Dollar deposits with a term of one (1) month commencing such day that appears on the relevant Bloomberg page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m., London time on such day;

(c)if the LIBOR Rate shall be less than 0.00% per annum, such rate shall be deemed 0.00% per annum for the purposes of this Agreement; and

(d)the Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates referred to in this definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate, which, for the avoidance of doubt, does not include Daily LIBOR Borrowings.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, it is understood and agreed that Holdings, the Borrower and any of its Restricted Subsidiaries may, as part of their business, grant non-exclusive licenses (or exclusive licenses within a specific or defined field of use) to Intellectual Property owned or developed by, or licensed to, such entity. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property; provided, that the terms of such licenses shall not restrict the right of the Agent (x) to use such Intellectual Property in connection with the conduct of a Liquidation without the payment of royalty or other compensation or (y) other than with respect to any such exclusivity within a specific or defined field of use, to dispose of such Intellectual Property owned by such entity in connection with the conduct of a Liquidation or other exercise of creditor remedies.

“Limited Condition Acquisition” means any acquisition or other Investment (including acquisitions subject to a letter of intent or purchase agreement), the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and which is not a “sign and close” transaction; provided that in the event the consummation of any such acquisition or Investment shall not have occurred on or prior to the date that is 120 days following the signing of the applicable Limited Condition Acquisition agreement, such acquisition or Investment shall no longer constitute a Limited Condition Acquisition for any purpose.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Requirements of Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for

DB1/ 123795142.13

the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11.

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, Request for Credit Extensions, all Compliance Certificates, all Payment Conditions Certificates, the Blocked Account Agreements, all Collateral Access Agreements, all Credit Card Notifications, the Security Documents, any Facility Guaranty, any Joinder Agreement, and the Intercreditor Agreement, each as amended and in effect from time to time, and any and all other agreements, certificates, notices, instruments and documents now or hereafter executed by any Loan Party or Subsidiary of a Loan Party and delivered to the Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower and the Guarantors. “Loan Party” means any one of such Persons.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Investors” means the directors, officers and other employees of the Parent and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business, properties, or financial condition of the Parent and its Subsidiaries, taken as a whole; (ii) the validity or enforceability of the Loan Documents or the material rights and remedies of the Agent and the Lenders thereunder, in each case, taken as a whole; or (iii) the ability of the Loan Parties (taken as a whole) to perform any of its obligations under the Loan Documents in a manner that materially and adversely affects the Lenders.

“Material Contract” means, with respect to any Loan Party, any document or agreement relating to or evidencing each contract to which such Person is a party the termination of which would reasonably be expected to have a Material Adverse Effect; provided that the term “Material Contract” does not include any document or agreement relating to or evidencing Material Indebtedness.

“Material Indebtedness” means the Term Facility, the Subordinated Indebtedness described in Section 7.03(n) incurred pursuant to the Third Lien Credit Agreement, and other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $15,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

DB1/ 123795142.13

“Maturity Date” means the earlier of (a) June 8, 2026 and (b) 91 days prior to the earliest maturity date (or analogous term) under the Term Facility.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgages” means any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Most Recently Ended” means, with respect to any period, the most recently ended period for which the financial statements required by Section 6.01(a), Section 6.01(b) or Section 6.01(c), as applicable, have been delivered or required to have been delivered.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” means (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than Excluded Taxes and (b) Other Taxes.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary which is the issuer or a guarantor or the direct or indirect parent of the issuer or guarantor of such indebtedness).

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside of the United States of America, which plan, fund or other similar program provides, or

DB1/ 123795142.13

results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” means a Revolving Note or a Swing Line Note, as applicable.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, and reasonable costs and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and reasonable costs and expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that the Obligations shall exclude all Excluded Swap Obligations.

“OFAC” has the meaning set forth in the definition of “Embargoed Person”.

“Original Closing Date” shall mean the date of the Original Credit Agreement.

“Original Credit Agreement” shall have the meaning set forth in the preamble.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of the Restricted Subsidiaries and/or (b) any Bank Product furnished to any of the Loan Parties and/or any of the Restricted Subsidiaries.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after the making of such Credit Extension, the aggregate principal balance of all Credit Extensions then outstanding exceeds the Loan Cap as then in effect.

DB1/ 123795142.13

“PA Specified Event of Default” means the occurrence of any Event of Default described in Sections 8.01(a) (Non-Payment), 8.01(b) (but only insofar as such an Event of Default arises from a breach of the provisions of Section 6.02(c) (Borrowing Base Certificates) or Section 7.18 (Minimum Excess Availability)), 8.01(d) (Representations and Warranties; but only insofar as such Event of Default arises from a material misrepresentation contained in any Borrowing Base Certificate), or 8.01(f) (Insolvency Proceedings, Etc.).

“Parent” means Vince Holding Corp., a Delaware corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning provided therefor in Section 10.06(d)(ii).

“Payment Conditions” means, at the time of determination with respect to any Specified Transaction or payment, that (i) no Event of Default exists or would arise as a result of entering into such transaction or the making of such payment, (ii) immediately after giving pro forma effect to such transaction or payment and projected on a pro forma basis for the immediately succeeding six (6) Fiscal Months following such transaction or payment, Excess Availability after subtracting the dollar amount of accounts payable that are past due as of such time of determination or are projected to be past due during such succeeding six (6) Fiscal Month period shall be at least the greater of (x) 25% of the Commitments and (y) $15,000,000 immediately after giving effect to such transaction or payment and for each Fiscal Month during such projected six month period, and (iii) the Borrower shall have delivered a Payment Conditions Certificate to the Agent including a reasonably detailed calculation of such calculated Excess Availability.

“Payment in Full” means (a) the termination of the Aggregate Commitments and (b) the payment in Dollars in full, in cash or immediately available funds of all outstanding Obligations (excluding contingent indemnification obligations for which a claim has not then been asserted) including, with respect to (i) amounts available to be drawn under outstanding Letters of Credit (or indemnities or other undertakings issued in respect of outstanding Letters of Credit), the cancellation of such Letters of Credit or the Cash Collateralization thereof or the delivery and provision of backstop letters of credit in respect thereof and (ii) outstanding Obligations with respect to Bank Products and Cash Management Services (or indemnities or other undertakings issued pursuant thereto in respect of outstanding Bank Products and Cash Management Services), the delivery or provision of cash collateral or backstop letters of credit in respect thereof other than (x) unasserted contingent indemnification Obligations, (y) any Obligations relating to Bank Products that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or collateralized, and (z) any Obligations relating to Cash Management Services that, at such time, are allowed by the applicable provider of such Cash Management Services to remain outstanding without being required to be repaid or collateralized. “Paid in Full” shall have the correlative meaning.

“Payoff Indebtedness” means Indebtedness under that certain Credit Agreement, dated as of August 21, 2018, by and among Crystal Financial LLC (d/b/a SLR Credit Solutions), as the agent, the lenders party thereto, Vince, LLC as the “Borrower”, and the other parties thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time until the date that is immediately prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

DB1/ 123795142.13

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to (or to which there is an obligation to contribute) by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Permitted Acquisition” means (i) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) an Acquisition in which all of the following conditions are satisfied:

(a)Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law;

(b)in the event the purchase price for the Acquisition exceeds $15,000,000, (i) not less than five Business Days prior to the consummation of any such Acquisition (or such shorter period of time the Agent may approve) the Agent shall have received the then current drafts of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Agent promptly upon becoming available), including all schedules and exhibits thereto, a quality of earnings report, and pro forma financial statements, and (ii) the Agent shall have received notice of the closing date for such Acquisition; provided that such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such Acquisition;

(c)any Person or assets or division acquired is, at the time of such Acquisition, and shall be in the same business or lines of business, or business reasonably related, ancillary or complementary thereto, in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(d)[Reserved];

(e)such Person shall have become a Restricted Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Excluded Subsidiary), a Guarantor and the provisions of Section 6.11 shall have been complied with to the reasonable satisfaction of the Agent provided that, notwithstanding the foregoing, the aggregate consideration expended in respect of Persons that shall not become Guarantors or wholly owned Subsidiaries may not exceed $15,000,000; and

(f)The Loan Parties shall have satisfied the Payment Conditions (provided that, solely in connection with Limited Condition Acquisitions the Payment Conditions shall be tested as of the date the definitive agreements for such Limited Condition Acquisition are entered into, and no PA Specified Event of Default shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated).

“Permitted Amendment or Refinancing” shall mean, with respect to any Person, any Amendment or Refinancing of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Amended or Refinanced except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums and make whole amounts), thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) incurred in connection with such Amendment or Refinancing and (ii) by an amount equal to any existing

DB1/ 123795142.13

commitments unutilized thereunder, (b) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), the Indebtedness resulting from such Amendment or Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Amended or Refinanced, (c) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(c), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being Amended or Refinanced is Indebtedness permitted pursuant to Section 7.03(d), 7.03(i), 7.03(m), 7.03(n), or 7.03(o), (i) to the extent such Indebtedness being Amended or Refinanced is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such Amendment or Refinancing is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Amended or Refinanced, (ii) the terms and conditions of any such Amended or Refinanced Indebtedness under Section 7.03(m), or 7.03(o) shall be usual and customary for high yield securities of the type issued, (iii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such Amended or Refinanced Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Amended or Refinanced, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the requirements of clause (ii) and this clause (iii) unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iv) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being Amended or Refinanced and (e) in the case of any Permitted Amendment or Refinancing in respect of the Term Facility, (x) such Permitted Amendment or Refinancing is secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced and (y) and such Permitted Amendment or Refinancing is subject to the Intercreditor Agreement and (f) in the case of any Permitted Amendment or Refinancing that is guaranteed (including in respect of the Term Facility), such Permitted Amendment or Refinancing is guaranteed only by the Guarantors guaranteeing and secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced. When used with respect to any specified Indebtedness, “Permitted Amendment or Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Amendment or Refinancing of such specified Indebtedness.

“Permitted Discretion” means a determination made by the Agent, in the exercise of its reasonable credit judgment from the viewpoint of an asset based lender, exercised in good faith in accordance with customary business practices for comparable asset based lending transactions.

“Permitted Encumbrances” has the meaning set forth in Section 7.01.

“Permitted Investors” means the collective reference to (i) the Sponsor and Sponsor Affiliates, (ii) the Management Investors, (iii) any Permitted Transferees of any of the foregoing Persons, and (iv) any ‘‘group’’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such ‘‘group’’ and without giving effect to the existence of such ‘‘group’’ or any other ‘‘group,’’ such Persons specified in clauses (i), (ii) or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings held by such ‘‘group,” and provided

DB1/ 123795142.13

further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other Person or group referred to in clauses (ii), (iii) and (iv).

“Permitted Overadvance” means an Overadvance made by the Agent to the Borrower, in its discretion, which:

(a)is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Seller Note” means a promissory note containing subordination and other related provisions reasonably acceptable to the Agent, representing Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with any acquisition permitted under Section 7.02(f) and payable to the seller in connection therewith.

“Permitted Store Closings” means (a) store closures and related dispositions which do not exceed (i) in any Fiscal Year of the Borrower and its Subsidiaries, the greater of five (5) stores and 10% of the total number of stores in existence on the first day of such Fiscal Year (net of new store openings), and (b) the related Inventory is disposed of at such stores in accordance with liquidation agreements and with professional liquidators acceptable to the Agent.

“Permitted Transferee” means (a) in the case of the Sponsor, (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Investor, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Investor and his or her spouse, parents,

DB1/ 123795142.13

siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means at a relevant time, any employee benefit plan within the meaning of Section 3(3) of ERISA and in respect of which the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Securities” has the meaning set forth in the Security Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Stock” means any Equity Interests that are not Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrowers or any Subsidiary Guarantor.

“Reference Time”  with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Agent in its reasonable discretion.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

DB1/ 123795142.13

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.16(c).

“Representations and Warranties Certificate” means a certificate in the form of Exhibit G.

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two (2) Lenders (or one (1) Lender to the extent that there is only one (1) Lender) holding more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all Inventory Reserves and Availability Reserves. The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish or modify Reserves upon three (3) Business Days prior written notice to the Borrower (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agent), provided that no such prior notice shall be required for (1) changes to any Availability Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) if a Specified Event of Default has occurred and is continuing; provided further that all such Reserves (including the amount of such Reserve) shall bear a reasonable relationship to the circumstances, conditions, events or contingencies that are the basis for such Reserve. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Trade Receivables or reserves criteria deducted in computing the Appraised Value of Eligible Inventory. In the event the circumstances, conditions, events or contingencies underlying any such Reserve cease to exist or the liability that is the basis for any such Reserve has been reduced, such Reserve shall be rescinded or reduced by an amount as determined in the Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Parent, Holdings or the Borrower, as

DB1/ 123795142.13

applicable, or (with respect to Section 6.03) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of the Parent, Holdings or the Borrower, as applicable.

“Restricted Payment” has the meaning given to such term in Section 7.06 hereof.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Retail DDA” means a DDA of any Loan Party used solely in the operation of a store location.

“Revolving Note” means the promissory note of the Borrower substantially in the form of Exhibit B-1, payable to the order of each Lender, evidencing the Committed Loans made by such Lender from time to time.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sanction(s)” means any economic sanctions administered or enforced by any Governmental Authority of the United States, Canada or the European Union (including, without limitation, OFAC, the United States Department of State, Foreign Affairs and International Trade Canada or the Department of Public Safety Canada or Her Majesty’s Treasury).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Account” has the meaning provided in Section 8-501 of the UCC.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Guarantee and Collateral Agreement dated as of the Original Closing Date among the Loan Parties and the Agent, as amended, amended and restated, restated, supplemented, or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the Intercreditor Agreement, the Credit Card Notifications and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Single Employer Plan” means any Pension Plan, but excluding any Multiemployer Plan.

DB1/ 123795142.13

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means with respect to any Person, as of any date of determination, (a) on a going concern basis the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, state, provincial, territorial, municipal, local and foreign laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an insufficient amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a) (Non-Payment), 8.01(b) (but only insofar as such an Event of Default arises from a breach of the provisions of Section 6.02(l), Section 6.12 (Cash Management), Section 7.18 (Minimum Excess Availability), or Section 6.02(c) (Borrowing Base Certificates)), 8.01(d) (Representations and Warranties; but only insofar as such Event of Default arises from a material misrepresentation contained in any Borrowing Base Certificate), or 8.01(f) (Insolvency Proceedings, Etc.).

“Specified Transaction” means (a) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (b) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) and any Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Sponsor” means Sun Capital Partners V, L.P. and any Controlled Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Sponsor Affiliate” means the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty

DB1/ 123795142.13

insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans and Daily LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full of the Obligations and which is in form and on terms reasonably satisfactory to the Agent.

“Subordination Provisions” has the meaning set forth in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is a Guarantor hereunder.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Citizens Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means the promissory note of the Borrower substantially in the form of Exhibit B-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Commitments. The Swing Line Sublimit is part of, and not in addition to, the Commitments. A permanent reduction of the Commitments shall not require a corresponding pro rata reduction in the Swing Line Sublimit; provided, however, that if the Commitments are reduced to an amount less than the Swing Line Sublimit, then the

DB1/ 123795142.13

Swing Line Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar fees or charges in the nature of a tax, levy, et cetera, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and among the Parent, the stockholders of the Parent party thereto and Sun Cardinal LLC, as stockholder representative, as amended, modified or supplemented from time to time not in violation of this Agreement.

“Term Agent” means Pathlight Capital LP, in its capacity as Agent under the Term Facility, and any successor thereto.

“Term Facility” means the term loan financing facility, in an amount not to exceed $35,000,000, evidenced by the Term Loan Agreement and the other Term Loan Documents.

“Term Loan Agreement” means that certain Credit Agreement dated as of the Closing Date among the Borrower, as borrower, Holdings, as a guarantor, Parent, as a guarantor, Term Agent, as Agent, the lenders party thereto and the other agents, arrangers and bookrunners identified therein, and any Permitted Amendment or Refinancing thereof, in each case, as the same may be amended, restated, replaced, modified or supplemented from time to time in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement.

“Term Loan Borrowing Base” means the “Borrowing Base” under and as defined in the Term Loan Credit Agreement, as in effect on the date hereof or as modified from time to time in accordance with the Intercreditor Agreement.

“Term Loan Borrowing Base Certificate” means the “Term Borrowing Base Certificate” as defined in the Term Loan Agreement, as in effect on the date hereof.

“Term Loan Reserve” means, at any time, an amount equal to the greater of (a) $0 and (b) the amount, if any, by which the outstanding principal amount of the Term Loans exceeds the Term Loan Borrowing Base.  The Loan Parties hereby acknowledge and agree that the Agent shall maintain the Term Loan Reserve, as and when required under the Intercreditor Agreement.

“Term Loan Documents” means the Term Loan Agreement, the other “Loan Documents” under and as defined in the Term Loan Agreement, and each other agreement, instrument or document executed or delivered pursuant to or in connection with the Term Loan Agreement, as the same may be amended, restated, replaced, modified or supplemented from time to time in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement.

“Term Loans” means “Loans” as defined in the Term Loan Agreement.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated

DB1/ 123795142.13

(or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06 hereof.

“Third Lien Credit Agreement” means the Credit Agreement, dated as December 11, 2020, by and among the Borrower, the Guarantors named therein, SK Financial Services, LLC, as administrate agent and collateral agent and the other lenders from time to time party thereto, as amended on the date hereof and as the same may be subsequently amended, amended and restated, restated, supplemented or otherwise modified from time to time hereafter to the extent permitted hereunder and in accordance with the Third Lien Subordination Agreement.

“Third Lien Loan Documents” means all “Loan Documents” as defined in the Third Lien Credit Agreement.

“Third Lien Subordination Agreement” means that certain Subordination Agreement by and between the Agent, the Term Agent, the Loan Parties and SK Financial Services, LLC, dated as of the Closing Date, and as the same may be subsequently amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.19.

“Trigger Amount” means the greater of (x) fifteen percent (15%) of the Commitments in effect on such date and (y) $13,000,000.

“Type” means a Loan’s character as a Base Rate Loan, a LIBOR Rate Loan, or a Daily LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the

DB1/ 123795142.13

related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Parent and its Subsidiaries and related consolidated statements of income and cash flows for (a) the Fiscal Quarter ended April 1, 2021 and (b) the Fiscal Month ended May 31, 2021.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute a Overadvance when made but which has become a Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by any of the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.01 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interest or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; (e) does not hold any assets constituting ABL Priority Collateral or otherwise of the type included in the Borrowing Base or the Term Loan Borrowing Base; and (f) to the extent requested by the Agent, such Subsidiary shall have entered into an agreement with the Agent, in form and substance reasonably satisfactory to the Agent, allowing the use of the assets and other property of such Subsidiary as may be necessary or desirable for the Liquidation of the Collateral or such asset of the type included in the Borrowing Base or the Term Loan Borrowing Base (provided that the foregoing clauses (e) and (f) shall not prohibit such designation so long as (i) assets subject to transfer in connection with such designation do not consist of Intellectual Property and (ii) prior to any such transfer, the Borrower shall have delivered to the Agent an updated pro forma Borrowing Base Certificate (x) eliminating such assets and other property from the calculation of the Borrowing Base and (y) demonstrating that, after giving effect to the elimination of such assets and other property from the Borrowing Base, no Event of Default or Overadvance shall exist).  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and the Loan Parties would be in compliance with Section 7.18 on the date of such designation after giving pro forma effect to such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.02 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate

DB1/ 123795142.13

any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four Fiscal Quarters.  Notwithstanding anything contained herein to the contrary, no Subsidiary of the Borrower shall be designated as an Unrestricted Subsidiary during the Accommodation Period.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Amended or Refinanced (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable Amendment or Refinancing shall be disregarded.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Notwithstanding anything to the contrary herein or in any other Loan Document, any reference to a defined term as defined in the Term Loan Agreement or any other Term Loan Document shall refer to the definition of such term as in effect on the date hereof, except with respect to any amendment or modification thereto permitted under the Intercreditor Agreement or otherwise consented by the Agent and, if applicable, the Lenders or Required Lenders party hereto.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors

DB1/ 123795142.13

and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statement, except as otherwise specifically prescribed herein.

(b)Changes in GAAP. (i) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) upon request, the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(i)Notwithstanding any other provision contained herein, the effects of FASB 842 shall be disregarded for all purposes under this Agreement.

(ii)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used here shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

1.04[Reserved]

1.05Rounding.

DB1/ 123795142.13

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available to be drawn under such Letter of Credit as in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the maximum stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08Currency Equivalents Generally.

(a)For purposes of determining compliance with any Dollar-denominated restriction applicable with respect to Section 7.02 or 7.03, the Dollar equivalent amount of any Indebtedness or Investment denominated in a currency other than Dollars shall be determined by the Borrower (by reference to exchange rates reported by Bloomberg (or a similarly reputable, commercially available source)) based on the exchange rate, as of the date of incurrence of such Indebtedness or the making of such Investment, that is applicable to conversion of such currency into Dollars.  No Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder.

(b)For purposes of determining any ratio or test, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of Parent for the applicable Measurement Period for which such measurement is being made, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

1.09Reserved.

1.10LIBOR Notification.

The interest rate on LIBOR Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that, in the future, the London

DB1/ 123795142.13

interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03, an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section.  The Agent will notify the Borrower, pursuant to Section 3.03 in advance of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based.  However, the Agent does not warrant or accept responsibility for, nor shall the Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.11Divisions. For all purposes under the Loan Documents, in connection with a Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Committed Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of the Commitment of such Lender, and (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(a)after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap;

(b)after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans made to the Borrower shall not exceed the Commitment of such Lender, and

(c)The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of the Commitment for each Lender, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

2.02Borrowings, Conversions and Continuations of Committed Loans.

DB1/ 123795142.13

(a)Committed Loans (other than Swing Line Loans) may be Base Rate Loans, LIBOR Rate Loans, or Daily LIBOR Rate Loans as the Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. All Committed Loans shall be made in Dollars.

(b)Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time. Each Committed Borrowing, each Conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans or Daily LIBOR Rate Loans, and (ii) 3:00 p.m. on the requested date of any Borrowing of Base Rate Loans or Daily LIBOR Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans or Daily LIBOR Rate Loans shall be in such minimum amounts as the Agent may require. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, Converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Committed Loans shall be made as, or Converted to, Daily LIBOR Rate Loans (unless the Borrower has elected to borrow as Base Rate Loans in lieu of Daily LIBOR Rate Loans pursuant to subclause (y) of the last sentence of this clause (b)). Any such automatic Conversion to Daily LIBOR Rate Loans or Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, (x) a Swing Line Loan may not be Converted to a LIBOR Rate Loan and (y) at no time may Base Rate Loans and Daily LIBOR Rate Loans be outstanding at the same time, rather the Borrower must choose to borrow, continue, or convert such Committed Borrowings into one or the other of such Type or into LIBOR Rate Loans.

(c)Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a Conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 4:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01) the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of Citizens Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding with respect to

DB1/ 123795142.13

the Borrower, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(d)To the extent not paid by the Borrower when due (after taking into consideration any grace period), the Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided, that the Agent may not charge amounts owing in respect of Other Liabilities to the Loan Account to the extent an Overadvance may result thereby. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of any Event of Default, (i) no Loans may be requested as, converted to or continued as LIBOR Rate Loans and (ii) no Loans may be requested as, converted to or continued as Daily LIBOR Rate Loans without the consent of the Required Lenders.

(f)The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in Citizens Bank’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(g)After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to another in accordance with the terms hereof, and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods with respect to LIBOR Rate Loans in effect unless otherwise agreed to between the Agent and the Borrower with respect to all Committed Loans.

(h)The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances to the Borrower without the consent of any of the Borrower, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrower and each Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrower in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits issued for the Borrower or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvances.

2.03Letters of Credit.

DB1/ 123795142.13

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or a Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the applicable Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or Restricted Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the applicable Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)The L/C Issuer shall not issue any Letter of Credit, if:

(A)subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension (or such other period as may be acceptable to the Agent and the L/C Issuer), unless the Required Lenders have approved such expiry date; or

(B)the expiry date of such requested Commercial Letter of Credit would occur more than one (1) year after the date of issuance (or such other period as may be acceptable to the Agent and the L/C Issuer), unless the Required Lenders have approved such expiry date; or

(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit or, with respect to an Auto-Extension Letter of Credit, on or prior to the date of any extension of such Letter of Credit which would extend the expiry date thereof to a date beyond the Letter of Credit Expiration Date (or, in each case, such later date as to which the Agent may agree) or all the Lenders have approved such expiry date; or

(D)any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any

DB1/ 123795142.13

Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated);

(E)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally or any Requirement of Law binding upon the L/C Issuer;

(F)such Letter of Credit is to be denominated in a currency other than Dollars, except as may be approved by the Agent and the L/C Issuer, each in their sole discretion;

(G)the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(H)such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(I)any Lender is at that time a Defaulting Lender, unless (i) after giving effect to the requested issuance, there would exist no Fronting Exposure (in the good faith determination of the L/C Issuer) or (ii) the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its good faith determination) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)The L/C Issuer shall be under no obligation to amend any Letter of Credit if the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

DB1/ 123795142.13

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and the Borrower. Such Letter of Credit Application may be sent by facsimile, hand delivered, or transmitted by electronic communication (if arrangements for doing so have been approved by the L/C Issuer). Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 1:00 p.m. at least three Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Borrower or Restricted Subsidiary for whose account the Letter of Credit is being issued, and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may reasonably require.

(ii)Subject to the provisions of Section 2.02(b)(iv) hereof, promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender having a Commitment to the Borrower shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

DB1/ 123795142.13

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)Any L/C Issuer (other than Citizens Bank or any of its Affiliates) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer, provided that (A) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. The L/C Issuer will also deliver (contemporaneously with the notification set forth in the first sentence hereof) to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(v)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment. Not later than 1:00 p.m. on the second Business Day immediately following the day that the Borrower receives notice from the L/C Issuer of a drawing under a Letter of Credit to be reimbursed in Dollars (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal

DB1/ 123795142.13

to the amount of such drawing and in the applicable currency, together with all interest accruing on such amount from the date of such drawing. If any Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each applicable Lender shall upon any notice from the Agent pursuant to Section 2.03(c)(i) make funds available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Base Rate Loans. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each applicable Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the

DB1/ 123795142.13

L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the L/C Issuer, or the Agent for the account of the L/C Issuer, receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent pursuant to Section 2.03(g)), the L/C Issuer shall distribute any payment it receives to the Agent and the Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Agent.

(ii)If any payment received by the L/C Issuer or by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each applicable Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the Payment in Full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. Subject to the limitations set forth below, the obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

DB1/ 123795142.13

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law or any Bail-In Action;

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries; or

(ix)the fact that any Default or Event of Default shall have occurred and be continuing.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective

DB1/ 123795142.13

Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Loan Party or to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document, or (v) for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Loan Parties and the Lenders; provided that the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrower were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Cash Collateral. If, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders). Sections 2.05, 2.06(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. The Borrower hereby grants to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank; provided that interest may be earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Agent (at the request of the Borrower and at the Borrower’s risk and expense). If at any time the Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Agent determines to be free

DB1/ 123795142.13

and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations. The Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(h)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirement of Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each applicable Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of the Borrower or a Restricted Subsidiary equal to the Applicable Rate for the relevant period times the Dollar equivalent of the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Specified Event of Default exists, all overdue Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available with respect to each Letter of Credit, on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date, on the Termination Date, and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

DB1/ 123795142.13

2.04Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein and upon the agreements of the Lenders set forth in this Section 2.04, the Swing Line Lender may in its sole discretion and without any obligation to do so make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender to the Borrower at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations of the Borrower at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of Citizens Bank with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings of the Borrower outstanding, then the proceeds of such Borrowing, first, shall be

DB1/ 123795142.13

applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Refinancing of Swing Line Loans.

(i)In addition to settlements required under Section 2.14 hereof, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund their risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan to the Borrower included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including

DB1/ 123795142.13

(A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)Repayment of Participations.

(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute such payment to the Agent and the Agent shall distribute to each such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the Payment in Full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05Prepayments; Loan Reallocation.

(a)The Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of LIBOR Rate Loans, (2) on the date of prepayment of Daily LIBOR Loans, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify

DB1/ 123795142.13

each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)The Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given, then the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrower shall immediately prepay the Loans and L/C Borrowings and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess, with such amounts to be applied to such Loans, L/C Borrowings and L/C Obligations as the Agent may determine; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations (other than the L/C Borrowings) pursuant to this Section 2.05(c) unless after prepayment in full of the Loans the Total Outstandings exceed the Loan Cap then in effect.

(d)The Borrower shall prepay the Loans pursuant to the provisions of Section 6.12 hereof and, after the occurrence and during the continuance of a Specified Event of Default or to the extent required by the provisions of Section 2.06, Cash Collateralize the L/C Obligations to the extent required pursuant to the provisions of Section 2.03(g) hereof.

(e)[reserved].

(f)Prepayments made on account of the Obligations first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans made to the Borrower, second, shall be applied ratably to the outstanding Committed Loans, third, after the occurrence and during the continuance of a Specified Event of Default, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the Borrower and may be utilized by the Borrower in the ordinary course of its business to the extent otherwise permitted hereunder. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(g)During the Accommodation Period, if, as of the final Business Day of each weekly period from the first complete calendar week after the Closing Date, the Outstanding Amount of all Loans is greater than $0 and the balance of the Loan Parties’ aggregate cash and Cash Equivalents exceeds $5,000,000, then the Borrower shall, on the next Business Day thereafter, prepay the Loans until (x) the balance of the Loan Parties’ aggregate cash and Cash Equivalents is less than or equal to $5,000,000 or (y) the Outstanding Amount of all Loans is $0.

DB1/ 123795142.13

(h)Any prepayments of the Loans or other Obligations pursuant to this Section 2.05 shall not reduce the Commitments.

2.06Termination or Reduction of Commitments.

(a)The Borrower may, upon irrevocable notice from the Borrower to the Agent (except as set forth below), terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce in part the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 1:00 p.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations (other than L/C Borrowings) not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans made to the Borrower hereunder would exceed the Swing Line Sublimit. Notwithstanding anything to the contrary contained herein, the Borrower may rescind any notice of reduction or termination of the Commitments provided pursuant to this Section 2.06(a), if such notice states that such termination or reduction is conditioned upon the effectiveness of an Amendment or Refinancing of all part of the Committed Loans hereunder or from the proceeds of an asset sale or an Equity Issuance, which Amendment or Refinancing, asset sale or Equity Issuance shall not have been consummated or shall otherwise have been delayed.

(b)If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)The Agent will promptly notify the Lenders of any termination or reduction made pursuant to this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, Commitment Fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07Repayment of Obligations.

(a)The Borrower shall repay to the Agent, for the account of the Lenders, on the Termination Date the aggregate amount of Obligations (including the Loans, but excluding contingent indemnification obligations for which a claim has not then been asserted) outstanding on such date.

2.08Interest.

(a)Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan made to the Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Swing Line Loan made to the Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iv) each Daily LIBOR Rate Loan made to the Borrower shall bear interest on the outstanding principal amount thereof from the applicable

DB1/ 123795142.13

borrowing date at a rate per annum equal to the Daily LIBOR Rate plus the Applicable Margin, which, for the avoidance of doubt, shall be the Applicable Margin set forth in the column labeled “LIBOR Margin” in the table set forth in the definition of Applicable Margin.

(b)(i)Upon and after the occurrence of a Specified Event of Default, and during the continuation thereof, the Loans shall, at the Agent’s option, bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by Requirement of Law.

(i)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Except as provided in Section 2.08(b)(ii), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender (other than a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee equal to the Commitment Fee Percentage multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings (excluding outstanding Swing Line Loans) (subject to adjustment as provided in Section 2.16) during the immediately preceding quarter. For purposes of calculating the amount of the commitment fee only, the Aggregate Commitments and the Commitment of any Lender who is also the Swing Line Lender shall be reduced by the average daily amount of Swing Line Loans outstanding during the applicable quarter. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)Other Fees. The Borrower shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees.

(a)All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

DB1/ 123795142.13

(b)All calculations of interest payable by the Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.11Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender acting solely as a non-fiduciary agent for the Borrower, shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.12Payments Generally; Agent’s Clawback.

(a)General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made, as applicable, to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Agent after 2:00 p.m. at the option of the Agent be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment (other than with respect to payment of a LIBOR Rate Loan) to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

DB1/ 123795142.13

(b)(i)Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of LIBOR Rate Loans or Daily LIBOR Rate Loans (or in the case of any Committed Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the Borrower, severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing. If the applicable Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(i)Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Parent or the Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to, as applicable, the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans to the Borrower, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall

DB1/ 123795142.13

be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13Sharing of Payments by Lenders.

If, other than as expressly provided elsewhere herein, any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations, greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) payments made in accordance with Sections 2.15 or 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirement of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Settlement Amongst Lenders.

(a)The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each applicable Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure

DB1/ 123795142.13

that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender to the Borrower shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding to the Borrower as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15Increase in Commitments.

(a)Request for Increase. Provided no Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), and without the Lenders’ consent, the Borrower may request (i) an increase in the Aggregate Commitments (each such increase, a “Commitment Increase”) in an aggregate amount not exceeding $20,000,000; provided that any such request for a Commitment Increase shall be in a minimum amount of $5,000,000 (or if less, for the Borrower, the remaining unused amount available under this Section 2.15(a)); and (ii) the Borrower may make a maximum of four (4) such requests for a Commitment Increase. Each then existing Lender may (but shall have no obligation to) participate in such Commitment Increase. At the time of sending such request for a Commitment Increase, the Borrower (in consultation with the Agent) shall specify the time period within which each then existing Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Commitment Increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)Notification by Agent; Additional Commitment Lenders. The Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder for a Commitment Increase. To achieve the full amount of a requested Commitment Increase, to the extent that the existing applicable Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrower, the Borrower may, at its option, request the Agent or any of its Affiliates to, and the Agent and such Affiliates shall, use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Borrower and not accepted by the existing Lenders (each such Eligible Assignee issuing a commitment and becoming a Lender, an “Additional Commitment Lender”), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d)Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.15, the Agent, in consultation with the Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Commitment Increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Commitment Increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such

DB1/ 123795142.13

Commitment Increase, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except to the extent that such representations and warranties are qualified by materiality, in which case they are true and correct in all respects, and except that for purposes of this Section 2.15(e), the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) the Borrower, the Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder Agreement; (iii) the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders and to any existing Lender increasing its Commitment as the Borrower and such Lenders shall agree; (iv) the Borrower shall have paid such arrangement fees to the Agent and such Affiliates as the Borrower and the Agent may agree; (v) the Borrower, the Additional Commitment Lenders and any existing Lender increasing its Commitment shall have delivered such other instruments, documents and agreements evidencing the Commitment Increase as the Agent may reasonably have requested; and (vi) no Default exists.

(f)Adjustments to Credit Exposure. Upon each increase in the Commitments pursuant to this Section 2.15, (x) each applicable Lender will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase in respect of such increase, and each such Additional Commitment Lender and existing Lender increasing its applicable Commitment will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit, (ii) participations hereunder in Swing Loans held by each applicable Lender will equal the percentage of the applicable Commitments of all such Lenders and (y) if, on the date of such increase, there are any Loans of such class outstanding, such Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in the applicable Commitments), which prepayment shall be accompanied by accrued interest on such Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

(h)The terms and provisions of any Commitment Increase shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Loans and for purposes of this Agreement, any Commitment Increase shall be deemed to be Loans and Commitments. Each Joinder Agreement may, without the consent of any other Lender or Credit Party, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.15.

2.16Defaulting Lenders.

DB1/ 123795142.13

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and

DB1/ 123795142.13

the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(a)(ii).

(C)With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable Requirement of Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b)Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a

DB1/ 123795142.13

Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)All payments made by or on account of the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless required by applicable Requirement of Law. If any Taxes are required to be withheld by any applicable withholding agent from any amounts payable hereunder or under any other Loan Document, (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law, and (iii) to the extent the deduction is on account of Non-Excluded Taxes or Other Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(c)Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for the account of the Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment. The Borrower shall indemnify the Agent and the Lenders for any Non-Excluded Taxes payable in connection with any payments made by the Borrower under any Loan Document and any Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if an indemnitee does not notify the Borrower of any indemnification claim under this Section 3.01(c) within 180 days after such indemnitee has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Borrower shall not be required to indemnify such indemnitee for any incremental interest or penalties resulting from the such indemnitee’s failure to notify the Borrower within such 180 day period. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf, shall be conclusive absent manifest error.

(d)If the Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to Section 3.01 or Section 3.02, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant

DB1/ 123795142.13

Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that no Borrower shall be required to repay to the Agent or such Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

(e)Status of Lenders; Tax Documentation.

(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Requirement of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Recipient that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

DB1/ 123795142.13

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BENE, as applicable; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BENE, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

(D)on or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Borrower two accurate and complete original, signed copies of IRS Form W-9 or the applicable IRS Form W-8, as the case may be; and

(E)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any

DB1/ 123795142.13

respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(g)Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(h)For purposes of this Section 3.01, the term “Lender” includes the L/C Issuer.

3.02Illegality.

If any Lender reasonably determines that any Requirement of Law or Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans or Daily LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or Daily LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans or Daily LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or Daily LIBOR Rate Loans and shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans or Daily LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans or Daily LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or Daily LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.

3.03Inability to Determine Rates.

(a)Temporary Unavailability of LIBOR Rate.   If prior to the commencement of any Interest Period for a LIBOR Borrowing:

DB1/ 123795142.13

(i)the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii)the Agent is advised by Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (y) if any Request for Credit Extension requests a LIBOR Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

(b)Benchmark Replacement Setting.

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document,  if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below) so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations.  Agent will promptly notify Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any

DB1/ 123795142.13

tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period.  Any determination,  decision or election  that may be made by Agent or, if  applicable, any Lender (or group of Lenders) pursuant to this  Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)(Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if  a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer,  subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of Lenders to make or maintain Loans with respect to such Benchmark shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of Loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to Base Rate Loans, and (iii) the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04Increased Costs; Reserves on LIBOR Rate Loans.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with

DB1/ 123795142.13

or for the account of, or credit extended or participated in by, any Lender (except any reserve requirements reflected in the LIBOR Rate) or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans or Daily LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein, in each case that is not otherwise accounted for in the definition of Adjusted LIBOR Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan or Daily LIBOR Rate Loans (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, within fifteen (15) days after demand therefor by such Lender or the L/C Issuer setting forth in reasonable detail such increased costs, the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that in no event shall this Section apply to Taxes, which shall be exclusively governed by Section 3.01.

(b)Capital Requirements. If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital or liquidity of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender or L/C Issuer setting forth in reasonable detail the charge and calculation of such reduced rate of return the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section

DB1/ 123795142.13

for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on LIBOR Rate Loans. Without duplication of any reserves specified in the definition of “LIBOR Rate”, the Borrower shall pay to each Lender, as long as such Lender shall be required to maintain LIBOR liabilities, additional interest on the unpaid principal amount of each LIBOR Rate Loan or Daily LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05Compensation for Losses.

Upon written demand of any Lender (with a copy to the Agent) from time to time, which such demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06Mitigation Obligations.

If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such

DB1/ 123795142.13

Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions to Amendment and Restatement.

The amendment and restatement of the Original Credit Agreement and the agreement of each Lender and L/C Issuer to continue to make Credit Extensions requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)Credit Agreement; Security Documents. The Agent shall have received (i) this Agreement, executed and delivered by the Agent, the L/C Issuer, each Loan Party and each Lender whose name appears on the signature pages hereof, (ii)  the Security Documents specified on the Closing Checklist attached hereto as Exhibit K required to be delivered on the Closing Date, executed and delivered by the Loan Parties and the Agent, (iii) an Acknowledgement and Consent in the form attached to the Security Agreement executed and delivered by each L/C Issuer (as defined therein), if any, that is not a Loan Party, (iv) a Note executed by the Borrower in favor of each Lender requesting a Note, (v) a Representations and Warranties Certificate executed by each Loan Party, and (vi) all other Loan Documents specified on the Closing Checklist attached hereto as Exhibit K and required to be delivered on the Closing Date (except to the extent set forth in Section 6.21 hereof), each duly executed by the applicable Loan Parties and all other Persons party thereto.

(b)Payoff Indebtedness. (i) The Parent, Holdings, the Borrower and its Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Term Facility, this Agreement and the other Indebtedness permitted by Section 7.03 and (ii) the Borrower shall be released from its obligations under the Payoff Indebtedness, which releases shall be in form and substance reasonably satisfactory to the Agent, including, without limiting the foregoing, if applicable, (a) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the Uniform Commercial Code or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower in connection with the security interests created with respect to the Payoff Indebtedness and (b) terminations of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower and (iii) the Parent and its Subsidiaries shall have made arrangements reasonably satisfactory to the Agent and the Arranger for the cancellation of any letters of credit issued for the account of the Parent, Holdings or the Borrower and outstanding thereunder.

(c)Term Facility. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.01(c), the Parent, Holdings, and the Borrower shall have entered into the Term Facility and the Agent shall have received (i) a counterpart of the Intercreditor

DB1/ 123795142.13

Agreement, signed by the Agent under the Term Facility and acknowledged by the Loan Parties party thereto and (ii) a certificate signed by a Responsible Officer attaching true, correct and complete copies of the material documents relating to the Term Facility and certifying that all of such documents are in full force and effect.

(d)Fees and Expenses. The Agent and the Lenders shall have received (i) all fees required to be paid under the Fee Letter, and (ii) reimbursement of all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Agent), in each case under this clause (ii) required to be paid pursuant to Section 10.04 on or before the Closing Date.

(e)Closing and Solvency Certificate. The Agent shall have received customary officer’s closing certificate, substantially in the form of Exhibit F hereto, signed by a Responsible Officer of the Borrower, which shall contain a certification that (i) the conditions in clauses (o), (p), and (q) of this Section 4.01 and clauses (a) and (b) of Section 4.02 are satisfied and (ii) on the Closing Date and after giving effect to the transactions contemplated hereby, the Loan Parties and their Restricted Subsidiaries are Solvent.

(f)Lien Searches. The Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.01 or liens to be discharged (or requiring estoppel letters) on or prior to the Closing Date.

(g)Legal Opinions. The Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agent.

(h)Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) copies of the certificates representing the shares, if any, of Equity Interests of Holdings and the Borrower and (to the extent required by the terms of the Security Documents) each of the Borrower’s Subsidiaries pledged to the Agent pursuant to (and, in the case of the Equity Interests of any Foreign Subsidiary (other than Excluded Subsidiaries), subject to the limitations of) the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) copies of each promissory note (if any) required to be pledged to the Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof. The original certificates and notes shall have been delivered to the Term Agent.

(i)Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Agent in proper form for filing, registration or recordation and the Agent shall have received evidence reasonably satisfactory to it that such filings have been made or have been provided for.

(j)Insurance. Except as otherwise provided in Section 6.16 hereof, the Agent shall have received insurance certificates satisfying the requirements of Section 6.07.

(k)Financial Statements; Financial Plan; Financial Performance Projections. The Lenders shall have received (i) the financial statements of the Parent and its Subsidiaries referred to in

DB1/ 123795142.13

Section 5.01, and (ii) Financial Performance Projections for the first year following the Closing Date and for each year thereafter through the Fiscal Year ending on or around February 4, 2028. The Agent shall have received and be reasonably satisfied with the business plan and capital structure of the Borrower and the Guarantors.

(l)Certificate of Representations and Warranties. The Agent shall have received a certificate of representations and warranties covering all of the Loan Parties, executed by a financial officer of the Borrower, substantially in the form attached hereto as Exhibit G.

(m)Excess Availability. After giving effect to (i) the making of any Committed Loans, (ii) Letters of Credit to be issued, and (iii) the making of the Term Loans under the Term Loan Agreement and the implementation of any required Term Loan Reserve, in each case as of the Closing Date, Excess Availability shall be not less than $22,500,000.

(n)Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the Fiscal Month ended on or around August 4, 2021, calculating each of the Borrowing Base and the Term Loan Borrowing Base as of such date, and executed by a Responsible Officer.

(o)No Material Adverse Effect. Since the date of the Audited Financial Statements, there shall not have occurred any event or condition that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(p)No Litigation. There shall exist no action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in writing in any court or before any arbitrator or governmental authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect.

(q)Consents. Any consents or approvals required in connection with the effectiveness of the Term Facility, this Agreement and the other Loan Documents shall have been obtained and shall be in full force and effect.

(r)Officer’s Certificate.  The Agent shall have received an officer’s certificate, dated as of the Closing Date, certifying as to and (as applicable) attaching the organization documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(s)Due Diligence. Agent shall have completed its business, financial, and legal due diligence of the Loan Parties, including (i) a completed commercial finance examination of the Loan Parties’ assets, liabilities, cash management systems, books and records and (ii) all inventory appraisals reasonably requested by Agent, and the results of such commercial finance examination and inventory appraisals shall be reasonably satisfactory to Agent in all respects.

(t)USA PATRIOT Act; KYC.  At least three (3) Business Days prior to the Closing Date, the Lenders shall have received (i) all documentation and other information requested by them and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrower.

DB1/ 123795142.13

4.02Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type, or a continuation of LIBOR Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, no Overadvance shall exist.

(e)During the Accommodation Period, after giving effect to any Borrowing requested to be made on any such date (giving effect to any use of proceeds otherwise permitted hereunder made substantially contemporaneously therewith) the balance of the Loan Parties’ aggregate cash and Cash Equivalents shall not exceed $5,000,000.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the applicable Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01Financial Condition.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein,

DB1/ 123795142.13

and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries, on a Consolidated basis, as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries on a Consolidated basis as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Except as set forth on Schedule 5.01(c), as of the Closing Date, none of Parent or its Subsidiaries (i) has any material Guarantee Obligations, contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in Section 5.01(a) or (b) which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Parent its Subsidiaries as of the Closing Date and (ii) is party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in Section 5.01(a) or (b), (x) which was incurred by the Parent or any of its Subsidiaries or guaranteed by the Parent or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Parent or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by the Parent or any of its consolidated Subsidiaries or with any Indebtedness or Equity Interests issued by the Parent or any such Subsidiary.

(d)As of the Closing Date, the Financial Performance Projections delivered to the Agent and attached hereto as Schedule 5.01(b) represent the Loan Parties’ good faith estimate of future financial performance and are based on assumptions believed by the Loan Parties to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Financial Performance Projections may materially differ from the projected results set forth therein.

5.02No Change.

There has been no event, circumstance, development, change or effect since the date of the Audited Financial Statements that has had a Material Adverse Effect.

5.03Existence, Compliance with Requirements of Law.

Each of the Parent, Holdings, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification

DB1/ 123795142.13

except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all applicable Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

5.04Corporate Power; Authorization; Enforceable Obligations.

Each Loan Party has the corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices, which consents, authorizations, filings and notices have been obtained or, within any period set forth in the relevant Security Document, will be obtained or made and are or will be in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect, (ii) filings to perfect the Liens created by the Security Documents, (iii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent and its Subsidiaries the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, and (iv) the filings referred to in Section 5.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

5.05No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate, in any material respect, any applicable Requirement of Law or any material Contractual Obligation of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any applicable Requirement of Law or any such Contractual Obligation (other than Liens required to be granted in favor of the Agent pursuant to the Loan Documents and the Term Agent pursuant to the Term Loan Documents).

5.06No Material Litigation.

No litigation, proceeding or, to the knowledge of any Loan Party, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, likely to be commenced within a reasonable time period against the Parent, Holdings, the Borrower or their respective Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

DB1/ 123795142.13

5.07No Default.

No Default or Event of Default has occurred and is continuing.

5.08Ownership of Property; Liens.

Except as set forth in Schedule 5.08(a), each of the Parent, Holdings, the Borrower and their respective Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in or in the case of real property subject to a license, a right to use, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien other than Liens permitted by Section 7.01. Schedule 5.08(b) lists all real property which is owned, leased or licensed to use by any Loan Party as of the Closing Date.

5.09Intellectual Property.

Each of the Parent, Holdings, the Borrower and its respective Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except for Liens permitted by Section 7.01 and except where the failure to so own or have a license to use would not reasonably be expected to have a Material Adverse Effect. To the Parent’s, Holdings’, and the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of the Parent’s, Holdings’, the Borrower’s or any Restricted Subsidiary’s rights in any Intellectual Property owned by the Parent, Holdings, the Borrower or any Restricted Subsidiary (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect. To the Parent’s, Holdings’ and the Borrower’s knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by the Parent, Holdings, the Borrower or any Restricted Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Parent’s, Holdings’ and the Borrower’s knowledge, the use of any Borrower Intellectual Property by the Parent, Holdings, the Borrower or its Restricted Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Parent, Holdings, the Borrower and its Restricted Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.10Taxes.

Each of the Parent, Holdings, the Borrower and each of its Restricted Subsidiaries (i) has timely filed or caused to be filed all federal, state, provincial, territorial and other Tax returns that are required to be filed by it, and (ii) has duly and timely paid all Taxes due and payable and all other Taxes, fees or other charges imposed on it or any of its Property, assets, income, businesses and franchises by any Governmental Authority responsible for administering Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, Holdings, the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no current, proposed or, to the knowledge of the Parent, Holdings, the Borrower or any of its Restricted

DB1/ 123795142.13

Subsidiaries, pending Tax assessments, deficiencies or audits against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, as the case may be, except those that are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, Holdings, the Borrower or such Restricted Subsidiary, as the case may be, or that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.11Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Federal Reserve Board. If requested by any Lender (through the Agent) or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

5.12ERISA.

(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred with respect to any Single Employer Plan; (ii) no Single Employer Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), nor applied for or received a waiver of the minimum funding standard or an extension of an amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA during the five-year period prior to the date on which this representation is made; (iii) each Plan has complied with its terms and with all applicable laws, including without limitation the applicable provisions of ERISA and the Code; (iv) all contributions required to be made with respect to a Single Employer Plan have been made; (v) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (vi) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (vi) none of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has incurred any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and (viii) none of the Parent, Holdings, the Borrower nor any of its Restricted Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of the Parent and the Borrower, no Multiemployer Plan is Insolvent.

(b)No Loan Party or any of their respective Restricted Subsidiaries have incurred, and or reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than a Loan Party or any of their respective Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of any such Loan Party or any of their Restricted Subsidiaries to pay money.

(c)With respect to any Non-U.S. Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required,

DB1/ 123795142.13

in good standing with applicable regulatory authorities; (c) any obligation of the Parent or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Non-U.S. Plan; (d) any Lien on the property of the Parent or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Non-U.S. Plan; (e) for each such Non-U.S. Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Subsidiaries concerning the assets of any such Non-U.S. Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13Investment Company Act.

No Loan Party or any Subsidiary thereof is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14Subsidiaries.

(a)The Subsidiaries listed on Schedule 5.14 constitute all the Subsidiaries of the Parent or Holdings as of the Closing Date. Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b)As of the Closing Date, except as set forth on Schedule 5.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Loan Party or any of their respective Restricted Subsidiaries.

5.15Environmental Compliance.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: no Loan Party nor any of their Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business or (ii) has become subject to any Environmental Liability.

5.16Accuracy of Information, Etc.

No statement or information (excluding the projections and pro forma financial information referred to below and information of a general economic or general industry nature) contained in this Agreement, any other Loan Document or any report or certificate furnished to the Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements contained therein. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events, including the

DB1/ 123795142.13

Financial Performance Projections, is not to be viewed as fact, that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that the projected results will be realized, and that actual results during the period or periods covered by such projections and financial information may differ significantly from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.17Security Documents.

(a)The Security Documents are effective to create in favor of the Agent for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing) in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Security Documents. In the case of (i) the Pledged Securities described in the Security Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Term Agent (as agent for the Agent pursuant to the Intercreditor Agreement) and (ii) the other Collateral described in the Security Documents, when financing statements in appropriate form are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 5.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Agent) and such other filings as are specified on Schedule 5.17 are made, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 5.17 and the filings specified on Schedule 5.17, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) Liens in favor of the Term Agent, (ii) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.01 and (iii) Liens permitted by Section 7.01 which otherwise, by operation of law or contract, have priority over the Liens securing the Obligations) to the extent required by the Security Documents.

(b)Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 4.01(m) and Section 6.11(c), such Mortgage shall be effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to the Intercreditor Agreement, Liens permitted by Section 7.01 or other encumbrances or rights permitted by the relevant Mortgage).

5.18Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are and will be Solvent.

5.19Senior Indebtedness.

DB1/ 123795142.13

All Borrowings permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of) the Term Facility any other Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing (or under the definitive documentation relating thereto).

5.20Labor Matters.

There are no strikes or other labor disputes against any Loan Party or any of their respective Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party and their respective Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from each Loan Party or any of their respective Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party or the relevant Restricted Subsidiary.

5.21Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.22Anti-Money Laundering and Economic Sanctions Laws.

(a)No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, Affiliate (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds of the Loans from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c)Except as otherwise authorized by OFAC, to the extent applicable to such Person, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

DB1/ 123795142.13

5.23Insurance.

The properties of the Loan Parties and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies (after giving effect to any self-insurance compatible with the following standards) which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Restricted Subsidiary operates. Schedule 5.23 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.23 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.24Deposit Accounts; Credit Card Arrangements.

(a)Annexed hereto as Schedule 5.24(a) is a list of all DDAs, Securities Accounts, collections accounts, concentration accounts, checking accounts, and lockboxes maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA and Securities Account (i) the name and address of the depository or intermediary; (ii) the account number(s) maintained with such depository or intermediary; (iii) a contact person at such depository or intermediary, (iv) the identification of each Blocked Account Bank, and (v) whether such DDA is an Excluded DDA or a Retail DDA, if applicable.

(b)Annexed hereto as Schedule 5.24(b) is a list of all agreements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.25EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

5.26Casualty, Etc.

Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, drought, storm, hail, earthquake, embargo or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, has had a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01Financial Statements.

Furnish to the Agent for delivery to each Lender (which may be electronically delivered):

(a)within 120 days after the end of each Fiscal Year of the Parent, commencing with the Fiscal Year ending on or about January 29, 2022, (x) a copy of the audited consolidated balance sheet of Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for

DB1/ 123795142.13

such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, reported on by independently certified public accountants of nationally recognized standing (without a “going concern” or like qualification or exception as to the scope of such audit, other than any such qualification or exception resulting from (i) an upcoming maturity date of the Term Facility or of the Obligations or (ii) the inability or potential inability to satisfy the Financial Covenant or the availability covenant set forth in Section 7.18 of the Term Loan Agreement on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent, Holdings, the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, and (y) to the extent required under SEC reporting requirements, an opinion of such Registered Public Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls;

(b)not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and the then elapsed portion of the current Fiscal Year, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject only to normal year-end audit adjustments and the lack of notes);

(c)not later than 30 days (or in the case of a Fiscal Month that is also a Fiscal Quarter end, 45 days, and in the case of the last Fiscal Month of each Fiscal Year, 60 days) after the end of each Fiscal Month of each Fiscal Year of the Parent, the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income, and cash flows as of the end of and for such Fiscal Month and the portion of the Fiscal Year through the end of such Fiscal Month, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject only to normal year-end audit adjustments and the lack of notes); and

(d)all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clauses (b) and (c), for customary year-end adjustments and the absence of footnotes);

If the Parent has filed (within the time period required above) a Form 10-Q or 10-K, as applicable, with the SEC for any fiscal quarter or fiscal year described above, then to the extent that such quarterly or annual report on Form 10-Q or 10-K contains any of the foregoing items, the Lenders will accept such Form 10-Q or 10-K in lieu of such items; provided that such filings shall be delivered to the Agent and each Lender in the same manner as set forth below. Documents required to be delivered pursuant to this Section 6.01 may be delivered by posting such documents electronically with notice of such posting to the Agent and each Lender and, if so posted, such documents shall be deemed to have been delivered on the date on which the Borrower posts such documents or provides a link thereto on the Borrower’s website listed on Schedule 10.02 or another public website (including EDGAR or any successor system thereto) to which the Borrower may so direct the Agent and the Lenders.

DB1/ 123795142.13

6.02Certificates; Other Information.

Furnish to the Agent, in form and detail reasonably, satisfactory to the Agent, for delivery to each Lender, or, in the case of Section 6.02(h), to the relevant Lender:

(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants of the Parent in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and will not be required if such accountants no longer provide such certificates to its customers (or their lenders) generally);

(b)concurrently with the delivery of any financial statements pursuant to Section 6.01(a), (b), or (c) (i) a Compliance Certificate executed by a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii)  to the extent not previously disclosed to the Agent, a description of any new Subsidiary and a listing of any new registrations, and applications for registration, of Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(c)on the fifteenth (15th) Business Day after the end of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), or weekly at the Borrower’s discretion (provided that if the Borrower elects to provide weekly Borrowing Base Certificates the Borrower must do so for a period of at least eight consecutive weeks), (x) a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing (or the Borrower elects to provide weekly Borrowing Base Certificates as set forth above), such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, (y) together with each delivery of a Borrowing Base Certificate, in a form reasonably acceptable to Agent, (1) reconciliations of the Accounts and Inventory as shown on the month-end Borrowing Base Certificate for the immediately preceding month, detailing the ineligibles and Reserves calculations and (2) such other collateral reports and information as the Agent may reasonably request, all with supporting materials as Agent shall reasonably request and (z) together with each delivery of a Borrowing Base Certificate, a Term Loan Borrowing Base Certificate and all supporting information in respect thereof delivered to the Term Agent;

(d)as soon as available, but in any event not later than 60 days after the end of each Fiscal Year of the Parent, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries and the related consolidated statements of projected cash flow and projected income, together with a projection of the Borrowing Base, Excess Availability and the Term Loan Reserve, in each case prepared on a month by month basis);

(e)promptly upon delivery thereof to the Parent, Holdings or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof);

(f)promptly after the same are sent, copies of all financial statements and reports that the Parent, Holdings or the Borrower sends to the holders of any class of its debt securities or public equity

DB1/ 123795142.13

securities (except for materials sent solely to Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Parent, Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(h)promptly, (A) such additional financial and other information as the Agent (for its own account or upon the reasonable request from any Lender) and (B) such other information and documentation the Agent or any Lender, for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable anti-corruption and anti-terrorism laws, may from time to time reasonably request;

(i)concurrently with the delivery of any financial statements pursuant to Section 6.01, a copy of management’s discussion and analysis with respect to such financial statements in the form included with the Parent’s financial reporting to the SEC; and

(j)promptly following receipt, copies of any amendments, modifications, consents, waivers and forbearances under the Term Loan Documents and any material notices received from any lender or agent of, under or with respect to the Term Facility not otherwise provided to the Agent under this Agreement and the other Loan Documents;

(k)promptly following receipt, copies of any amendments, modifications, consents, waivers and forbearances under the Third Lien Loan Documents and any material notices received from any lender or agent of, under or with respect to the Subordinated Indebtedness incurred thereunder not otherwise provided to the Agent under this Agreement and the other Loan Documents; and

(l)following any date on which Excess Availability is less than the Trigger Amount for longer than three (3) consecutive Business Days until the date upon which Excess Availability shall have been at least equal to the Trigger Amount for thirty (30) consecutive calendar days, on the third Business Day of each week, a 13-Week Cash Flow Report.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent).

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by delivering the Borrower Materials via electronic mail or posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower

DB1/ 123795142.13

Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03Notices.

Promptly upon a Responsible Officer of the Parent or any other Loan Party obtaining knowledge thereof, give notice to the Agent of:

(a)of the occurrence of any Default or Event of Default;

(b)any litigation, investigation or proceeding which may exist at any time between any Loan Party or any Restricted Subsidiary and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after any Loan Party or any Restricted Subsidiary knows thereof, as applicable: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) that a Single Employer Plan has failed to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 with respect to a Single Employer Plan, (iii) a failure to make any required contribution to a Single Employer Plan or Non-U.S. Plan, (iv) any Loan Party or any Restricted Subsidiary incurs any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (v) the creation of any Lien in favor of the PBGC or a Single Employer Plan, (vi) or any withdrawal from, or the termination or partial termination or Insolvency of any Multiemployer Plan, (vii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of any applicable annual valuation date, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits, (viii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination or Insolvency of, any Plan, (ix) any Non-U.S. Plan fails to obtain or retain (as applicable) registered status under and as required by applicable law and/or be administered in a timely manner in all respects in compliance with all applicable laws, or (x) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of any Loan Party or any Restricted Subsidiary to pay money;

(d)the occurrence of any default under the Tax Receivable Agreement;

(e)any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

DB1/ 123795142.13

(f)the acquisition of any Property after the Closing Date in which the Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.11;

(g)of any casualty or other insured damage to any material portion of the ABL Priority Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the ABL Priority Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the ABL Priority Collateral is damaged or destroyed;

(h)the occurrence of any default or event of default under the Term Facility or the Third Lien Credit Agreement;

(i)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(j)of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $2,500,000;

(k)of any failure by any Loan Party to pay rent (which failure continues for more than ten (10) days following the day on which such rent first came due) at (i) any of the Loan Parties’ distribution centers, fulfillment centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s store locations or any of such Loan Party’s other locations if such failure would be reasonably likely to result in a Material Adverse Effect;

(l)of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business or any office in which it maintains books or records relating to Collateral; (iii) any Loan Party’s organizational form (e.g., corporation, limited liability company, partnership, etc.) or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number, in each case no later than 10 days before the occurrence of such change (or such lesser period as agreed to by the Agent in its Permitted Discretion); and

(m)of the movement of Collateral with a value in excess of $500,000 in the aggregate to a location not previously disclosed to the Agent (including the establishment of any new office or facility but excluding Collateral out for repair and, for the avoidance of doubt, Collateral in transit between locations previously disclosed to the Agent) no later than 30 days after taking such action (or such later time as agreed to by the Agent in its Permitted Discretion).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, Holdings, the Borrower or the relevant Restricted Subsidiary has taken or proposes to take with respect thereto.

6.04Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities, including Taxes, governmental assessments and governmental charges, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Parent, Holdings, the Borrower or its Subsidiaries, as the case may be, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (ii) to the extent that failure to pay or satisfy such obligations could not, in the

DB1/ 123795142.13

aggregate, reasonably be expected to have a Material Adverse Effect.  Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05Preservation of Existence, Etc.

(a)(i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 6.06(c)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all applicable Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in reasonably good working order and condition, ordinary wear and tear excepted; and

(b)Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance.

(a)Maintain, with financially sound and reputable insurance companies, insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Agent of written notice thereof and (ii) name the Agent as insured party or lender’s loss payee.

(b)If any portion of any Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent.

(c)(i) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (A) a non-contributing mortgage clause (regarding improvements to real estate) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to

DB1/ 123795142.13

the Agent, (B) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (C) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties, (ii) cause commercial general liability policies to be endorsed to name the Agent as an additional insured, (iii) cause business interruption policies to name the Agent as a loss payee, and (iv) cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (B) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(d)Deliver to the Agent, prior to the cancellation, modification materially adverse to the Lenders or non-renewal of any such policy of insurance, notice of such cancellation, modification or non-renewal and, if requested by the Agent, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

6.08Compliance with Requirements of Laws.

Comply in all material respects with the Requirements of Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

6.09Designation as Senior Indebtedness.

Designate all Obligations as “Designated Senior Indebtedness” (or such similar term) under, and defined in, any documents, agreements, or indentures relating to or evidencing any Junior Indebtedness that is subordinated Indebtedness and all supplements thereto.

6.10Inspection Rights.

(a)(i) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Requirement of Law shall be made of all material dealings and transactions in relation to its business and activities, (ii) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Agent), (iii) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of any Loan Party or any Restricted Subsidiary with officers and employees of any Loan Party or any Restricted Subsidiary (provided that any Lender shall coordinate any request for such discussions through the Agent), and (iv) permit representatives of the Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of any Loan Party or any Restricted Subsidiary with its independent certified public accountants; provided that a Responsible Officer of the Parent or the Borrower shall be present during such discussion and any such discussions with the Parent’s independent certified public accountants at the Parent’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours with reasonable prior notice.

(b)Upon the request of the Agent after reasonable prior written notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers)

DB1/ 123795142.13

retained by the Agent to conduct commercial finance examinations and inventory appraisals, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the immediately succeeding sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and inventory appraisals.  The Agent may conduct (A) one (1) commercial finance examinations and one (1) inventory appraisals in any twelve month period at the Borrower’s expense, provided that, in the event that Excess Availability is less than the greater of (i) 20% of the Commitments and (ii) $13,000,000 for longer than three (3) consecutive Business Days at any time during any twelve month period, the Agent may undertake two (2) commercial finance examinations and two (2) inventory appraisals in such twelve month period (inclusive of any commercial finance examinations or inventory appraisals already conducted during such period) at the Borrower’s expense and (B) additional commercial finance examinations and inventory appraisals as the Agent may require in its reasonable discretion if an Event of Default has occurred and is continuing, at the expense of the Borrower.

6.11Additional Collateral and Additional Loan Parties.

(a)With respect to any Property (other than Excluded Property (as defined in the Security Documents)) located in the United States acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in Section 6.11(b), (y) any Property subject to a Lien expressly permitted by Section 7.01(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper (each as defined in the Security Agreement), which are referred to in the last sentence of this Section 6.11(a)) as to which the Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Agent and execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably requests to grant to the Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Agent to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereunder) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent. Any Instrument, Certificated Security (other than in respect of the Equity Interests of any Subsidiary to the extent that the delivery of certificates representing such Equity Interests are not otherwise required to be delivered pursuant to Section 6.11(c) or Section 6.11(d) below), Security or Chattel Paper in excess of $500,000 shall be promptly delivered to the Agent indorsed in a manner reasonably satisfactory to the Agent to be held as Collateral pursuant to the relevant Security Document.

(b)With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.01(g)), (i) give notice of such acquisition to the Agent and execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.01) in favor of the Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) provide the Lenders with (1) a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Agent) as well as (2) “Life-of-Loan” flood hazard determination (together with an executed notice to the Borrower) and evidence of flood insurance, if applicable and (3) a current ALTA survey thereof,

DB1/ 123795142.13

together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy) and shall include all reasonably requested survey-related endorsements, each in form and substance reasonably satisfactory to the Agent, and (iii) deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(c)With respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Unrestricted Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Unrestricted Subsidiary) or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation or becoming a Material Subsidiary to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably deems necessary to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Agent copies the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party (with originals to be delivered to the Term Agent), and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Unrestricted Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to provide a Facility Guaranty and become a party to the Security Documents and (B) to take such actions necessary or advisable to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Collateral described in the Security Documents with respect to such new Subsidiary (to the extent the Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent.

(d)With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent deems necessary or reasonably advisable in order to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary be required to be so pledged except to the extent such Foreign Subsidiary is a Loan Party hereunder), and, if applicable, (ii) to the extent permitted by applicable law, deliver to the Agent copies of the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party (with originals to be delivered to the Term Agent), and take such other action as may be necessary or, in the reasonable opinion of the Agent, necessary to perfect or ensure appropriate priority the Lien of the Agent thereon.

Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall (x) any Foreign Subsidiary be required to guarantee the obligations of the Borrower or any Domestic

DB1/ 123795142.13

Subsidiary, (y) the assets of any Foreign Subsidiary constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Borrower or any Domestic Subsidiary, or (z) more than 65% of the voting stock of any Foreign Subsidiary directly held by the Borrower and its Domestic Subsidiaries be required to be pledged to secure the obligations of the Borrower or any Domestic Subsidiary.

In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as the Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.12Cash Management.

(a)The Loan Parties shall, at all times, maintain cash management arrangements and procedures reasonably satisfactory to Agent (it being understood that such arrangements and procedures existing as of the Closing Date are satisfactory); provided that from and after the Closing Date, the Borrower and the other Loan Parties will maintain their primary concentration and collection accounts and their primary disbursement and operating accounts with the Agent or its affiliates and maintain all (to the extent practicable to do so) depository accounts (including local store depository accounts, except for local store deposit accounts in locations where the Agent and its Affiliates do not have branches) and other cash management relationships (including controlled disbursement accounts and ACH transactions) with the Agent or its Affiliates.

(b)On or prior to the Closing Date, each of the Loan Parties shall:

(i)deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each of such Loan Party’s Credit Card Processors which Credit Card Processors are listed on Schedule 5.24(b); and

(ii)enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent with each bank at which one or more Blocked Accounts or Securities Accounts are maintained (each, a “Blocked Account Bank”) covering such Blocked Accounts and Securities Accounts; provided that, such Blocked Account Agreements may be put in place within sixty (60) days following the Closing Date (or such longer period as the Agent may agree in its Permitted Discretion).

(c)The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account subject to a Blocked Account Agreement all of the following (other than, in each case, amounts maintained in any Excluded DDA or proceeds from the sale of Inventory in the Loan Parties’ retail stores on deposit in one or more Retail DDAs):

(i)all proceeds of collections of Accounts;

(ii)all net proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

DB1/ 123795142.13

(iii)all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral); and

(iv)the then contents of each DDA (other than any Excluded DDA or Retail DDA) (net of any minimum balance, not to exceed $300,000 in the aggregate for all DDAs (other than any Excluded DDA or Retail DDA) at any time).

(d)The Loan Parties shall promptly (and, in any event, within two (2) Business Days) ACH or wire transfer (and whether or not there are then any outstanding Obligations) to a Blocked Account subject to a Blocked Account Agreement all amounts on deposit in each of the Retail DDAs to the extent that those amounts exceed: (i) $50,000 on deposit in any individual Retail DDA, or (ii) $3,000,000 on deposit in all Retail DDAs in the aggregate.

(e)Upon the occurrence and during the continuance of a Cash Dominion Event and receipt of notice from the Agent (and whether or not there are then any outstanding Obligations), in addition to the requirements set forth in clause (c) above:

(i)the Loan Parties shall ACH or wire transfer no less frequently than daily to a concentration account maintained by the Agent at Citizens Bank (the “Collection Account”) the then contents of each DDA (other than any Excluded DDA) (net of any minimum balance, not to exceed $300,000 in the aggregate for all DDAs (other than any Excluded DDA) at any time);

(ii)the Loan Parties shall, and shall cause each Blocked Account Bank to, ACH or wire transfer no less frequently than daily to the Collection Account the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500 for each Blocked Account, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(iii)such transferred amounts described in the foregoing clause (i) and clause (ii) shall be applied by Agent to repay outstanding Loans, L/C Obligations, other amounts then due and payable hereunder, and to Cash Collateralize outstanding Letters of Credit.

The Loan Parties shall undertake all action which may be necessary to effectuate the foregoing ACH and wire transfers as and when required hereunder.

(f)The Collection Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for the Obligations, and (iii) the funds on deposit in the Collection Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections while a Cash Dominion Event exists, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent. Notwithstanding the foregoing, to the extent that no Obligations are outstanding, any amounts deposited in the Collection Account shall be disbursed by the Agent to such depository accounts as may be designated by the Borrower.

DB1/ 123795142.13

(g)Upon the reasonable request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13Cycle Counts; Physical Count.

Cause cycle counts to be undertaken, at the expense of the Loan Parties, consistent with past practices, following such methodology as is consistent with the past business practices of the Loan Parties. Cause a physical count of the Inventory to be undertaken, at the expense of the Loan Parties, no less than one time per Fiscal Year. Upon the Agent’s reasonable request therefor, the Borrower shall provide the Agent with the results of any such cycle count and/or physical count.

6.14Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and environmental permits; (b) obtain and renew all environmental permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

6.15Further Assurances.

Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described herein (if applicable, to the extent such security interest can be perfected through the filing of UCC-1, financing statements and other filings required under applicable Requirement of Law, the Intellectual Property filings to be made pursuant to the Security Documents or the delivery of Pledged Securities required to be delivered under the Security Documents), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

6.16[Reserved].

6.17Use of Proceeds.

(a)The proceeds of the Loans and the Letters of Credit will be used only for the repayment of Payoff Indebtedness and the Loan Parties’ and their Restricted Subsidiaries’ working capital, general corporate purposes not inconsistent with the terms hereof or in contravention of any Requirement of Law or any Loan Document, or to pay fees and expenses in connection therewith.

(b)No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry

DB1/ 123795142.13

any “margin stock” or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.  The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall take reasonable efforts to ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Money Laundering Laws or Economic Sanctions Laws or (ii) in any manner that would result in the violation of any applicable Sanctions, Economic Sanctions Laws, or any Anti-Money Laundering Laws by any Credit Party.

6.18Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all rental payments and otherwise perform all related obligations in respect of all material Leases to which any Loan Party or any of its Restricted Subsidiaries is a party, keep such material Leases in full force and effect, except to the extent such would not reasonably be expected to result in a Material Adverse Effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except (i) pursuant to their terms or (ii) to the extent such Lease is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, (c) notify the Agent of any default by any Loan Party with respect to such Leases and cooperate with the Agent in all commercially reasonable respects to cure any such default, in each case to the extent such default would constitute a violation of the proceeding clause (a), and (d) cause each of its Subsidiaries to do the foregoing.

6.19Compliance with Material Contracts.

Each Loan Party shall perform and observe in all material respects the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and cause each of its Subsidiaries to do so. A list of Material Contracts of the Loan Parties as of the Closing Date is set forth on Schedule 6.19.

6.20Beneficial Ownership Certification.

The Loan Parties shall promptly provide to Agent updates to the information provided in the most recently delivered Beneficial Ownership Certification, to the extent from time to time reasonably requested by the Agent.

6.21Post-Closing Obligations. On or prior to:

(a)the date that is three (3) Business Days after the Closing Date (or such later time as the Agent shall agree, in writing, in its reasonable discretion), the Loan Parties shall deliver to the Agent executed Credit Card Notifications for each Credit Card Processor in form and substance satisfactory to the Agent;

(b)the date that is seven (7) days after the Closing Date (or such later time as the Agent shall agree, in writing, in its reasonable discretion), the Loan Parties shall deliver to Term Agent the original stock certificate for Rebecca Taylor, Inc., together with an executed transfer power the date; and

(c) that is thirty (30) days after the Closing Date (or such later time as the Agent shall agree, in writing, in its reasonable discretion), the Loan Parties shall deliver to Agent the insurance endorsements as required pursuant to Section 6.07(c) of the Agreement, in form and substance satisfactory to the Agent.

DB1/ 123795142.13

ARTICLE VII
NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Encumbrances”):

(a)Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days, that are being contested in good faith by appropriate proceedings or the existence of which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(c)Liens securing Indebtedness incurred pursuant to Section 7.03(n); provided that such Liens shall be subordinated to the Lien of the Agent pursuant to the Third Lien Subordination Agreement;

(d)deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f)Liens in existence on the date hereof listed on Schedule 7.01(f);

(g)Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.03(c), 7.03(f), 7.03(j) or 7.03(o); provided that (i) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(c) or 7.03(j) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 7.02, such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness (which shall not include ABL Priority Collateral) and the proceeds thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time (and which Indebtedness and other obligations are permitted hereunder) that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property which such requirement would not have applied but for such acquisition and (ii) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(o), (x) such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or Investment permitted under Section 7.02, (y) such Liens do not apply to ABL Priority Collateral and (iii) such Liens are limited to all or part of the same property or assets that secured the Indebtedness to which such Liens relate under Section 7.03(o) (and no other Property of the Loan Parties);

DB1/ 123795142.13

(h)Liens created pursuant to the Security Documents;

(i)any interest or title of a lessor or licensor under any leases or subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, which shall be on a non-exclusive basis (or an exclusive basis within a specific or defined field of use) with respect to any Borrower Intellectual Property, and any financing statement filed in connection with any such lease or license;

(j)Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.01(g);

(k)Liens on Property (other than ABL Priority Collateral) acquired pursuant to a Permitted Acquisition under Section 7.02(f) (and the proceeds thereof) or Property (other than ABL Priority Collateral) of a Subsidiary Guarantor in existence at the time such Subsidiary Guarantor is acquired pursuant to a Permitted Acquisition under Section 7.02(f) and not created in contemplation thereof;

(l)Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(m)with respect to any Non-Guarantor Subsidiaries, receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(o)Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.02;

(q)Liens deemed to exist in connection with Investments permitted by Section 7.02(b) that constitute repurchase obligations;

(r)Liens upon specific items of inventory or other goods (and the proceeds thereof) of any Non-Guarantor Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)Liens on cash or cash equivalents securing any Hedge Agreement permitted hereunder;

(t)other Liens covering Property (other than ABL Priority Collateral) with respect to obligations (other than for borrowed money) that do not exceed $5,000,000 in the aggregate at any one time outstanding;

(u)the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

DB1/ 123795142.13

(v)banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(w)Liens arising from Uniform Commercial Code financing statement regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits, securities and movables) and which are within the general parameters customary in the banking industry;

(y)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(aa)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(bb)Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(cc)security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(dd)Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(ee)Liens on Collateral securing Indebtedness incurred pursuant to Section 7.03(u) and any other “Obligations” as defined in the Term Loan Agreement; provided that such Liens are subject to the Intercreditor Agreement in all respects.

7.02Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business (including pursuant to any merger or Division) from, or make any other investment in, any other Person, other than guarantees of operating leases in the ordinary course of business (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)Investments in Cash Equivalents;

DB1/ 123795142.13

(c)Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.03(b), (e), (h) and (w);

(d)loans and advances to employees of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Parent, Holdings, the Borrower and all such Restricted Subsidiaries) not to exceed $2,000,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.03(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(f)except during the Accommodation Period, Permitted Acquisitions by the Borrower;

(g)loans by the Borrower or any of its Restricted Subsidiaries to the officers or directors of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Equity Interests of the Parent;

(h)except during the Accommodation Period, as long as no Event of Default has occurred and is continuing or would result therefrom, Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Restricted Subsidiaries) not to exceed $6,000,000;

(i)Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j)Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)Investments in existence on the Closing Date and listed on Schedule 7.02;

(l)Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary; provided, that Investments in Non-Guarantor Subsidiaries and joint ventures permitted under this clause (m) shall be subject to the baskets applicable thereto in Sections 7.02(h) and 7.02(o);

(n)Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.11(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.11(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition or

DB1/ 123795142.13

Investment permitted by Section 7.02(f) or 7.02(p), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.11(c) or 6.11(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(o)except during the Accommodation Period, (i) as long as no Event of Default has occurred and is continuing or would result therefrom, Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount (for the Borrower and all Subsidiary Guarantors) not to exceed $5,000,000 less the amount of Indebtedness incurred pursuant to Section 7.03(h) at any time outstanding and (ii) Investments in Non-Guarantor Subsidiaries pursuant to Section 7.05(k)(ii);

(p)Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets (other than assets of the type included in the Borrowing Base) permitted under Section 7.05; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(q)Investments resulting from pledges and deposits referred to in Sections 7.01(d), (p), (s), (y), and (aa);

(r)the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.03(b), (e) or (h);

(s)any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(t)Guarantee Obligations permitted by Section 7.03(e) and any payments made in respect of such Guarantee Obligations; and

(u)Except during the Accommodation Period, other Investments of the types not described above, provided that the Payment Conditions are satisfied at the time of making any such Investment.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.02, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).  Notwithstanding the foregoing, to the extent any such Investment otherwise permitted under Section 7.02(h), (m), (p), (n), (o), (s), or (u) includes intellectual property that may be necessary or desirable for the Liquidation of the ABL Priority Collateral, either (x) such intellectual property shall be subject to an irrevocable license in favor of the Agent (in form and substance reasonably satisfactory to the Agent) permitting the Liquidation of the ABL Priority Collateral without payment of royalty or other compensation or (y) prior to any such Investment, the Borrower shall have delivered to the Agent an updated Borrowing Base Certificate eliminating the ABL Priority Collateral subject to such intellectual property from the calculation of the Borrowing Base and, after giving effect thereto, no Event of Default or Overadvance shall exists. Notwithstanding anything to the contrary contained in this Section 7.02  (other than any Investment otherwise permitted as a Disposition pursuant to Section 7.05(a), clause (ii) of Section 7.05(b) or Section 7.05(k)), no Borrower Intellectual Property that is Collateral shall be the subject of any Investment in any non-Loan Party.

7.03Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

DB1/ 123795142.13

(a)Indebtedness of the Parent, Holdings, the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or Hedge Agreements;

(b)Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary, and (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; provided that (x) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by one or more promissory notes that are pledged to the Agent (or the Term Agent in accordance with the terms of the Intercreditor Agreement) for the benefit of the Secured Parties pursuant to the Security Agreement and (y) in the case of any Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Subsidiary Guarantor, (A) such Indebtedness shall be on subordination terms reasonably satisfactory to the Agent and (B) such Indebtedness shall be otherwise permitted under the provisions of Section 7.02;

(c)(i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.01(g) in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in the following clause (iii) hereof, $5,000,000 at any one time outstanding; (ii) Indebtedness arising out of sale and leaseback transactions permitted by Section 7.15; and (iii) any Permitted Amendment or Refinancing of any of the foregoing;

(d)Indebtedness outstanding on the date hereof and listed on Schedule 7.03(d) and any Permitted Amendment or Refinancing thereof;

(e)Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary or (iii) by the Parent of lease obligations of Borrower or a Restricted Subsidiary;

(f)Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed at any one time outstanding an aggregate principal amount equal to $5,000,000;

(g)Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h)(i)Indebtedness of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor and (ii) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed, together with any Investments under Section 7.02(o), $5,000,000 at any one time outstanding;

(i)additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $10,000,000 at any one time outstanding; provided that up to $5,000,000 of such indebtedness may be secured by Liens permitted by Section 7.01(t);

(j)Indebtedness under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.02(f), in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in this clause (j) $10,000,000 at any

DB1/ 123795142.13

one time outstanding together with any Permitted Amendment or Refinancing thereof; provided that any such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent;

(k)Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with an acquisition or other Investment permitted by Section 7.02(f) or the disposition of any business, assets or Restricted Subsidiary;

(m)unsecured, senior, senior subordinated or subordinated Indebtedness of the Parent, Holdings, the Borrower (including guarantees thereof by any Subsidiary Guarantor) (such Indebtedness and/or guarantees incurred under this clause (m) or any Permitted Amendment or Refinancing thereof being collectively referred to as the “Junior Indebtedness”) in an aggregate principal amount not to exceed (1) $10,000,000 at any one time outstanding plus (2) Subordinated Indebtedness incurred pursuant to Section 8.04; provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Junior Indebtedness shall be required prior to the date at least 180 days after the Maturity Date), (ii) other than with respect to Subordinated Indebtedness incurred in respect of a Specified Contribution, no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (iii) in the case of Junior Indebtedness that is subordinated to the Obligations in respect of payment and/or lien priority, the terms of subordination applicable to any Junior Indebtedness shall be reasonably satisfactory to the Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties);

(n)Subordinated Indebtedness of the Loan Parties incurred pursuant to the Third Lien Credit Agreement in an aggregate principal amount not to exceed $20,000,000 (plus the amount of any Specified Contribution incurred as Indebtedness pursuant to the Third Lien Credit Agreement), together with any fees and interest thereon, whether accrued and unpaid or paid in kind; provided that such Indebtedness shall be subordinated to the Obligations pursuant to the Third Lien Subordination Agreement;

(o)Indebtedness of any Person that becomes a Restricted Subsidiary as part of a Permitted Acquisition or any Investment permitted by Section 7.02 after the Closing Date and any Permitted Amendment or Refinancing thereof; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses including upfront fees, original issue discount and defeasance costs) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (o)(i) shall not at any one time outstanding exceed together with any Permitted Amendment or Refinancing referred to in the following clause (ii) hereof, $5,000,000 and (ii) any Permitted Amendment or Refinancing;

(p)[reserved];

(q)[reserved];

DB1/ 123795142.13

(r)Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, consultants and directors or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or Holdings issued in lieu of cash payment; provided that such purchase or redemption is permitted under Section 7.06;

(s)Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(t)guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(u)Indebtedness of a Borrower or a Guarantor in respect of the Term Facility (and any Permitted Amendment or Refinancing thereof) in an aggregate principal amount not to exceed the amount permitted in the Intercreditor Agreement;

(v)Indebtedness consisting of earn-outs and similar deferred consideration in consideration in connection with a Permitted Acquisition or other Investment permitted by Section 7.02 in an aggregate amount outstanding at any one time not to exceed $7,500,000; and

(w)to the extent constituting Indebtedness, intercompany liabilities among the Borrower, its Restricted Subsidiaries and/or the China JV arising in the ordinary course of business from cash management, tax, and accounting operations in an amount not to exceed $750,000 in the aggregate at any time.

7.04Fundamental Changes.

Consummate any merger, consolidation or amalgamation, or Division (or similar transaction), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, or division or similar transaction except that:

(a)(i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.11 in connection therewith);

(b)any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary;

(c)any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Restricted Subsidiary;

(d)Dispositions permitted by Section 7.05 may be consummated;

(e)any Investment expressly permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation;

(f)any Excluded Subsidiary may be dissolved or liquidated; and

DB1/ 123795142.13

(g)So long as no Default or Event of Default is continuing or would result therefrom, Holdings may be merged with and into Parent, with Parent being the surviving entity in such merger.

7.05Dispositions. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person, except:

(a)the Disposition of (i) surplus, obsolete or worn out property in the ordinary course of business or (ii) Intellectual Property that is not material to the business of any Loan Party and is not necessary or desirable for the Liquidation of ABL Priority Collateral;

(b)(i) the sale of inventory in the ordinary course of business, (ii) the non-exclusive (or exclusive within a specific or defined field of use) cross-licensing or licensing of Intellectual Property in the ordinary course of business; provided that, other than with respect to any such exclusivity within a specific or defined field of use, the terms of such licenses shall not restrict the right of the Agent to use and/or dispose of such Intellectual Property owned by a Loan Party in connection with a Liquidation or the exercise of remedies) and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Agent under the Security Documents is not materially reduced);

(c)Dispositions permitted by Section 7.04;

(d)(i) the Disposition of other assets not constituting ABL Priority Collateral, so long as at least (x) 75% of the consideration received by the disposing Person is cash or Cash Equivalents and (y) any such Disposition is made for fair market value, as determined in good faith and approved by the Board of Directors or similar governing body of the disposing Person, and (ii) any Recovery Event;

(e)the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Equity Interests of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(f)bulk sales or other dispositions of Inventory of a Loan Party not in the ordinary course of business, at arms’ length, in connection with Permitted Store Closings;

(g)the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use (if any) of such Property by the Borrower or their respective Restricted Subsidiaries;

(h)the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only (i) in connection with the compromise or collection thereof consistent with the Borrower’s commercially reasonable business judgment (and not as part of any bulk sale or financing of receivables), and (ii) provided that, if such overdue accounts constitute Eligible Credit Card Receivables or Eligible Trade Receivables, the Borrower receives not less than the amounts borrowed or available to be borrowed under the Borrowing Base therefor;

(i)transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same

DB1/ 123795142.13

(whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j)the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary or their respective assets;

(k)the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor; provided that any such transfer made by any Loan Party in a Foreign Subsidiary that is a Loan Party shall be subject to satisfaction of the Payment Conditions but shall not be permitted during the Accommodation Period; (ii) as long as no Event of Default has occurred and is continuing or would result therefrom, by a Borrower or any Subsidiary Guarantor to a Non-Guarantor Subsidiary that is a Restricted Subsidiary to the extent such Property consists of (A) showroom leases, employees, showroom fixtures, signage, samples, or contracts relating to the foregoing, or Intellectual Property, in each case that is specific to the operations of such Non- Guarantor Subsidiary (and, with respect to any such transferred Intellectual Property, is not used by any Loan Party in the operation of its business) or (B) other Property (excluding cash and Cash Equivalents) with a fair market value not to exceed $100,000 in the aggregate, or (iii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided that any sale or issuance of Equity Interests of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(l)the Disposition of Cash Equivalents in the ordinary course of business;

(m)sale and leaseback transactions permitted by Section 7.15;

(n)Liens permitted by Section 7.01;

(o)Restricted Payments permitted by Section 7.06;

(p)the cancellation of intercompany Indebtedness among the Borrower and any Subsidiary Guarantor;

(q)Investments permitted by Section 7.02; and

(r)the sale or issuance of the Equity Interests of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder.

Notwithstanding the foregoing,  if any sales, transfers or dispositions otherwise permitted under this Section 7.05(c), (d), (e), (j), (k), (m), (n), (o), (q), or (r) include the sales, transfers or dispositions of intellectual property that may be necessary or desirable for the Liquidation of the ABL Priority Collateral, either (x) such intellectual property shall be subject to an irrevocable license in favor of the Agent (in form and substance reasonably satisfactory to the Agent) permitting the Liquidation of the ABL Priority Collateral without payment of royalty or other compensation or (y) prior to any such sale, transfer or disposition, the Borrower shall have delivered to the Agent an updated Borrowing Base Certificate eliminating the ABL Priority Collateral subject to such intellectual property from the calculation of the Borrowing Base and, after giving effect thereto, no Event of Default or Overadvance shall exists.

7.06Restricted Payments.

DB1/ 123795142.13

Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests of the Parent, Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, Holdings, the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”), obligating the Parent, Holdings the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests (collectively, “Restricted Payments”), except that:

(a)any Subsidiary may make Restricted Payments, directly or indirectly, to the Borrower;

(b)Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries or to any Loan Party;

(c)the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)the Borrower and its Subsidiaries may declare and make dividend or distribution payments, directly or indirectly, to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings, as applicable) to pay for any taxable period for which Holdings, the Borrower or such applicable Subsidiary, as applicable, was a member of a consolidated, combined or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any member of such a group for U.S. federal income and, if applicable, state income Tax purposes (a "Tax Group") of which Holdings (or any direct or indirect parent company of Holdings, as applicable) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such direct or indirect parent company of Holdings) for such taxable period, but only to the extent such income Taxes are attributable to the Borrower and its Subsidiaries, provided that (x) the amount of such dividends or distributions for any taxable period shall not exceed the amount of such income Taxes that the Borrower and its relevant Subsidiaries would have paid had the Borrower and such Subsidiaries been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) and (y) dividends or distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that dividends or distributions were made by such Unrestricted Subsidiary to a member of the Tax Group or any of its Subsidiaries for such purpose;

(e)the Borrower may make other Restricted Payments to Holdings who, in turn, may make other Restricted Payments to the Parent to permit the Parent to make payments required under the Tax Receivable Agreement;

(f)Except during the Accommodation Period, the Borrower may make other Restricted Payments to Holdings who, in turn, may make other Restricted Payments to the Parent who, in turn, may make other Restricted Payments to its stockholders so long as the Payment Conditions are satisfied;

(g)the Borrower may declare and pay cash dividends to Holdings, and Holdings may declare and pay cash dividends to the Parent, not to exceed an amount necessary to permit Holdings or the Parent, as applicable, to pay its proportionate share of (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees

DB1/ 123795142.13

in connection with their employment in the ordinary course of business and to board of director observers), and (ii) franchise fees or similar taxes and fees required to maintain its corporate existence;

(h)Investments constituting Restricted Payments and permitted by Section 7.02;

(i)the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent; and

(j)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments to Parent, to permit Holdings or the Parent to purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Parent, Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this clause (k) in any Fiscal Year of the Parent shall not exceed the sum of (i) $2,000,000 plus any proceeds received from key man life insurance policies and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (k) in the immediately prior Fiscal Year.

7.07Prepayments of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Indebtedness, except:

(a)mandatory or scheduled payments of principal, interest and fees as and when due in respect of any Indebtedness (other than (i) Subordinated Indebtedness and (ii) the Term Loans) permitted under Section 7.03 hereof;

(b)the Borrower may prepay, redeem, repurchase or defease any Indebtedness with the proceeds of any Permitted Amendment or Refinancing or pursuant to any asset sale tender offers required by the terms of such Indebtedness;

(c)except during the Accommodation Period, voluntary prepayments, repurchases, redemptions or defeasances of (i)  Indebtedness permitted under Section 7.03 hereof and not described in clause (b), above, and not constituting Subordinated Indebtedness or intercompany Indebtedness, as long as the Payment Conditions are satisfied, (ii) Subordinated Indebtedness (including Indebtedness permitted under Section 7.03(n)) in accordance with the applicable subordination terms thereof and as long as the Payment Conditions are satisfied, (iii) after the first anniversary of the Closing Date, Indebtedness in respect of the Third Lien Credit Agreement to the extent the Payment Conditions are satisfied (provided, that for the purposes of this 7.07(c), clause (ii)(x) of “Payment Conditions” shall be deemed to require Excess Availability greater than or equal to 35% of the Commitments) and (iv) intercompany Indebtedness in accordance with the applicable subordination terms thereof and as long as the Payment Conditions are satisfied;

(d)any Permitted Amendment or Refinancing of any such Indebtedness; and

(e)(i) payments of interest and fees as and when due in respect of the Term Loans under the Term Loan Documents, (ii) scheduled amortization payments as and when due under the Term Loan Agreement, (iii) mandatory payments of the Term Facility pursuant to Section 2.06 of the Term Loan Agreement (as in effect on the Closing Date), other than pursuant to Section 2.06(b) of the Term Loan Agreement, and (iv) commencing with the date that is ten (10) Business Days after the date of delivery of

DB1/ 123795142.13

the information required by Section 6.01(a) for the fiscal year ending on or around January 28, 2023, mandatory payments of the Term Facility pursuant to Section 2.06(b) of the Term Loan Agreement (as in effect on the Closing Date) (including, for the avoidance of doubt, a portion of such payment), so long as (x) no Event of Default exists or would arise as a result of the making of such payment, (y) immediately after giving pro forma effect to such payment (or such portion of such payment), Excess Availability shall be at least 20% of the Loan Cap (without giving effect to the Term Loan Reserve) immediately after giving effect to such payment (or such portion of such payment) and (z) the Borrower shall have delivered to the Agent a certificate confirming compliance with such conditions and including a reasonably detailed calculation of such calculated Excess Availability; provided that in the event that the conditions in clauses (x), (y), and (z) are not satisfied on any date on which such a payment would be due under Section 2.06(b) the Term Loan Agreement and are satisfied within one hundred twenty (120) days following such date that such payment would have been due, the Borrower may make such payment (or pay the remaining portion of such payment that was not previously made, as the case may be) to the Term Agent for the benefit of the Lenders (as defined in the Term Loan Agreement) to the extent that the conditions in clauses (x), (y), and (z) are satisfied at the time of such payment.

7.08Change in Nature of Business.

(a)In the case of the Parent and Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(i)conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Equity Interests of Holdings, the Borrower and (indirectly) the Subsidiaries of the Borrower and those incidental to Investments by or in the Parent or Holdings, as applicable, permitted hereunder, (ii) those incidental to the issuance of and performance under the Term Facility (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, (iii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees (including but not limited to payment or reimbursement of indemnification obligations to its directors or officers and payment of Board of Directors fees), (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (v) engaging in activities incidental to being a public company, (vi) the receipt and payment of Restricted Payments permitted under Section 7.06 and (vii) the other transactions expressly permitted under this Section 7.08;

(ii)incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) Indebtedness permitted by Section 7.03(m)(ii) nonconsensual obligations imposed by operation of law, (iii) pursuant to the Loan Documents to which it is a party, (iv) obligations with respect to its Equity Interests and options in respect thereof, (v) in respect of the Term Facility (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, (vi) obligations to its employees, officers and directors not prohibited hereunder; and (vii) guarantees permitted by 7.03(v).

(b)In the case of each of the Loan Parties, engage in any business, services, or activities substantially different from the business, services, or activities conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business, service or activity incidental or directly related or

DB1/ 123795142.13

similar to any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

7.09Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property (including pursuant to a Division), the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, Holdings the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent, Holdings the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may without being subject to the terms of this Section 7.09, (i) enter into any transaction with any Person which is an Affiliate of the Parent only by reason of such Person and the Parent having common directors; (ii) enter into and perform its or their obligations under the agreements set forth on Schedule 7.09, as in effect on the Closing Date or as the same may be amended, supplemented, replaced or otherwise modified from time to time in a manner that does not materially increase the obligations of the Loan Parties thereunder, and (iii) enter into transactions with Affiliates permitted by Sections 7.02(c), 7.02(o), 7.02(s), 7.03(h), 7.03(i), 7.03(r), 7.04(c), 7.05(e), 7.05(k)(ii) and 7.06 hereof. For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation, indemnification payments, expense reimbursement or benefits to or for the benefit of, current or former employees, officers or directors of the Parent, Holdings the Borrower or any of its Restricted Subsidiaries.

7.10Burdensome Agreements.

Enter into any agreement that prohibits or limits the ability of the Parent, Holdings the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Security Documents, other than (a) this Agreement and the other Loan Documents, the Loan Documents under (and as defined in) the Term Facility and any agreement related to any Junior Indebtedness, and any Permitted Amendment or Refinancing thereof (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses expressly permitted hereunder pursuant to which the Parent, Holdings, the Borrower or such Restricted Subsidiary is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or impose restrictions on cash or other deposits with respect thereto, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.10, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (k) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (f) and (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings,

DB1/ 123795142.13

replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.11Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) the acquisition of working capital assets in the ordinary course of business, (ii) to finance Capital Expenditures of the Loan Parties and their Subsidiaries, and (iii) for general corporate purposes (including Permitted Acquisitions), in each case to the extent expressly permitted under Requirements of Law and the Loan Documents.

7.12Amendment of Material Documents.

(a)Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any agreement or instrument governing or evidencing Junior Indebtedness in any manner that is materially adverse to the Lenders without the prior consent of the Agent (which shall not be unreasonably withheld, conditioned or delayed) or (ii) any of its organizational documents, other than amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lenders or Agent, (b) amend, supplement, or otherwise modify the Term Loan Documents, if such modification is in violation of the terms of the Intercreditor Agreement or (c) amend, supplement, or otherwise modify the Third Lien Loan Documents, if such modification is in violation of the terms of the Third Lien Subordination Agreement; provided that the Borrower shall deliver or cause to be delivered to the Agent a copy of all such amendments, modifications or waivers promptly after the execution and delivery thereof to the extent not filed publicly.

7.13Fiscal Year.

Change the Fiscal Year of any Loan Party, or, other than as permitted pursuant to Section 1.03, the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14Deposit Accounts; Credit Card Processors.

Open new DDAs (other than Excluded DDAs and Retail DDAs) unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.12 and otherwise satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15Sales and Leasebacks.

Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary, except for (i) sales or transfers that do not exceed $5,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary.

DB1/ 123795142.13

7.16Clauses Restricting Subsidiary Distributions.

Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary to the extent permitted hereunder, (iii) any restrictions set forth in the documentation for the Term Facility or any Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing, (iv) any restrictions contained in agreements related to Indebtedness of (A) the Borrower or any Subsidiary Guarantor with respect to the disposition of assets securing such Indebtedness (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof) and (B) any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries), (v) any restrictions regarding non-exclusive licenses (or exclusive licenses within a specific or defined field of use) or sublicenses by the Borrower and its respective Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and (xi) such restrictions in effect on the Closing Date and listed on Schedule 7.16, (xii) negative pledges and restrictions on Liens and asset dispositions in favor of any holder of Indebtedness for borrowed money permitted under Section 7.03 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis and (xiii) negative pledges and restrictions on Liens and asset dispositions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.17Limitation on Hedge Agreements.

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business or as required hereby, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity, raw material, energy or utility prices.

7.18Minimum Excess Availability. Permit Excess Availability to be less than the greater of (x) $9,500,000 and (y) 10% of the Commitments at any time.

7.19Tax Receivable Agreement.

DB1/ 123795142.13

Terminate, or agree to the termination of, the Tax Receivable Agreement.

7.20Sanctions.

Directly or, knowingly, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”):

(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations when and as required to be paid, or (ii) any interest, fee or any other amount payable hereunder or under any other Loan Document, in each case of this clause (ii) within three Business Days after any such interest or other amount becomes due; or

(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.01(a), 6.01(b), 6.01(c) (in each case after a five (5) Business Day grace period), 6.02(a), 6.02(b), 6.02(l) (after a three (3) Business Day grace period), 6.03(a), 6.05(a)(i), 6.20 or Article VII, (ii) Section 6.02(c) (after a two (2) Business Day grace period if an Accelerated Borrowing Base Delivery Event described in clause (ii) of the definition thereof has occurred and is continuing; provided that, if no such Accelerated Borrowing Base Delivery Event has occurred and is continuing, the applicable grace period shall be five (5) Business Days) or (iii) Sections 6.07, 6.10(b), or 6.12, provided that, if (A) any such Default described in this clause (b)(iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the date that such Loan Party receives from the Agent or any Lender notice of the existence of such default; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (including, without limitation, any Borrowing Base Certificate) shall prove to have been inaccurate in any material respect when made or deemed made; or

(e)Cross-Default. Any Loan Party or any Restricted Subsidiary shall (i) default in making any payment of any principal of any Material Indebtedness (excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such

DB1/ 123795142.13

Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that this paragraph (e) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (B) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)Insolvency Proceedings, Etc. (i) Any Loan Party or any Restricted Subsidiary which are not Immaterial Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding, or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)Judgments. There is entered against any Loan Party or any Restricted Subsidiary which are not Immaterial Subsidiaries (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(h)ERISA. (i) Any Loan Party or any Restricted Subsidiary shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the

DB1/ 123795142.13

minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Loan Party or any Restricted Subsidiary incurs any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (v) any Non-U.S. Plan fails to obtain or retain (as applicable) registered status under and as required by applicable law and/or be administered in a timely manner in all respects in compliance with all applicable laws, (vi) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (vii) any Loan Party or any Restricted Subsidiary shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan (including the withdrawal by an ERISA Affiliate), (viii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination, or Insolvency of, any Plan, (ix) a contribution required to be made with respect to a Plan or a Non-U.S. Plan has not been timely made, (x) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of any applicable annual valuation date, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits, (xi) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of any Loan Party or any Restricted Subsidiary to pay money, or (xii) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan, Non-U.S. Plan, or a Commonly Controlled Plan; and in each case in clauses (i) through (xii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of any Loan Party or any Restricted Subsidiary to pay money that would have a Material Adverse Effect; or

(i)Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Agent or any Lender or the Payment in Full of the Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of Payment in Full of the Obligations), or purports in writing to revoke, terminate or rescind any Loan Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (i) as a result of the sale, release or other disposition of the applicable Collateral in a Disposition permitted by Section 7.05 or other transaction permitted under the Loan Documents, or (ii) relating to an immaterial amount of Collateral not constituting ABL Priority Collateral, or (iii) as a result of the failure of the Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with applicable Requirement of Law; or

(j)Change of Control. There occurs any Change of Control; or

(k)Cessation of Business. Except as otherwise expressly permitted hereunder, the determination of the Loan Parties, whether by vote of the Loan Parties’ Board of Directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all

DB1/ 123795142.13

of their assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ stores;

(l)Subordination. (i) The subordination provisions of the documents evidencing any Subordinated Indebtedness (or subordinated Junior Indebtedness) (collectively, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(m)Intercreditor Agreement. The Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any party to such Intercreditor Agreement shall contest in writing, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Liens securing the Obligations, for any reason shall not have the priority contemplated by the Intercreditor Agreement.

8.02Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Requirement of Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

DB1/ 123795142.13

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other Requirement of Law.

8.03Application of Funds

(a)After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any Loan Party, from the liquidation of any Collateral of any Loan Party, or on account of the Obligations, shall be applied by the Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (on account of Letters of Credit) (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (on account of Letters of Credit) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans made to the Borrower have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans made to the Borrower;

Fifth, to the extent that Swing Line Loans made to the Borrower have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal on the Swing Line Loans made to the Borrower;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, and to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of all other Obligations (excluding the Other Liabilities, but including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.04), ratably among the Lenders in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations of the Loan Parties arising from Cash Management Services and Bank Products, in each case, to the extent that the Agent has implemented a Reserve in respect

DB1/ 123795142.13

thereof, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations of the Loan Parties arising from Cash Management Services (other than those described in clause Ninth above), ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Obligations of the Loan Parties arising from Bank Products (other than those described in clause Ninth above), ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after Payment in Full of all of the Obligations, to the Loan Parties or as otherwise required by Requirement of Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.04Cure Right. For purposes of curing an Event of Default under Section 8.01(b) arising from the Loan Parties’ failure to comply with the Financial Covenant on a one time basis during the term of this Agreement, the Borrower may irrevocably elect (by irrevocable written notice of intent to cure received by the Agent from the Borrower on the date of such breach of the Financial Covenant) to apply the proceeds of a Cure Right Contribution Transaction received by the Borrower to repay the Obligations to increase Excess Availability for the purposes of determining compliance with the Financial Covenant to cure such Event of Default in accordance with this Section 8.04 (any such proceeds received by the Borrower and used to cure such Event of Default in accordance with this Section 8.04, a “Specified Contribution”); provided that all of following conditions are satisfied:

(a)the Borrower shall not be permitted to cure an Event of Default under Section 8.01(b) arising from the Loan Parties’ failure to comply with the Financial Covenant pursuant to this Section 8.04 more than one (1) time during the term of this Agreement,

(b)the amount of any Specified Contribution must be equal to or greater than the sum of (x) the amount required to cause the Loan Parties to be in compliance with the Financial Covenant, plus (y) $3,000,000, and

(c)the proceeds of such Specified Contribution shall be applied by the Borrower to prepay the Loans and Cash Collateralize the L/C Obligations in accordance with Section 2.05(e) on or prior to the date that is three (3) Business Days after the date on which such Event of Default occurred as a result of a breach of the Financial Covenant, provided, further, that prior to receipt by the Borrower of such Specified Contribution and the application of such amounts to the Obligations as provided in this Section 8.04, any Event of Default that has occurred as a result of a breach of the Financial Covenant shall be (and shall be deemed to be) continuing for all purposes under the Loan Documents and, among other things, the Lenders (including the Swing Line Lender and the L/C Issuer) shall have no obligation to make additional loans or otherwise extend additional credit hereunder.  Upon the Borrower’s receipt of such Specified Contribution and the application thereof to the payment of the Obligations and the satisfaction of the conditions set forth in this Section 8.04, the Financial Covenant shall be deemed to be satisfied and complied with as of the date the Financial Covenant

DB1/ 123795142.13

was breached with the same effect as though there had been no failure to comply with the Financial Covenant, and such Event of Default as a result the Loan Parties’ failure to comply with the Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents.

ARTICLE IX
THE AGENT

9.01Appointment.

(a)Each of the Lenders, the Swing Line Lender and the L/C Issuer hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents and each such Lender, Swing Line Lender and L/C Issuer irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the Swing Line Lender and the L/C Issuer hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender, Swing Line Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent,” and any agents or attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.09) and Section 10.04, as though such agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

(c)The provisions of this Section 9.01 are for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).

9.02[Reserved]

9.03[Reserved]

9.04Delegation of Duties.

The Agent may execute any of its duties under the applicable Loan Documents by or through sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys in-fact selected by it with reasonable care.

DB1/ 123795142.13

9.05Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall:

(a)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.06Reliance by Agent.

The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent, Holdings, and the Borrower), independent accountants and other experts selected by the Agent. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult

DB1/ 123795142.13

with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.07Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, the Parent, Holdings, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

9.08Non-Reliance on Agent and Other Lenders.

Each Lender and the L/C Issuer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender and the L/C Issuer represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender and the L/C Issuer also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.09Indemnification. The Lenders agree to indemnify the Agent in its capacity as such, any sub-agent thereof, the L/C Issuer and any Related Party, as the case may be (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments of such Lender shall have been assigned (but which indemnified claims relate to actions or inactions prior to such assignment) or the date upon which the Obligations shall have been Paid in Full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties under or in connection with any of the

DB1/ 123795142.13

foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s, any sub-agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder.

9.10Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.11Successor Agent; Removal of Agent.

(a)The Agent may resign upon 30 days’ notice to the Lenders, the L/C Issuer and the Borrower effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the retiring Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the L/C Issuer and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Agent’s resignation as Agent, the provisions of this Article and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(b)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable Requirements of Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

9.12Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is sold or to be sold as part of or in connection

DB1/ 123795142.13

with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g); and

(c)to release any Guarantor from its obligations under its Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Facility Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under its Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

9.13No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the Arranger, listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.

9.14Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent and the other Credit Parties and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition

DB1/ 123795142.13

affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party or in any such proceeding.

9.15Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.16Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrower hereunder

(c)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(f)agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other

DB1/ 123795142.13

Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.17Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.18Relation Among Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.19Erroneous Payments.

(a)If Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.19(b)) that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this Section 9.19(a) shall be conclusive, absent manifest error.

(b)Without limiting the provisions of Section 9.19(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or

DB1/ 123795142.13

(B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 9.19(b).

(c)Each Lender, L/C Issuer or Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to Agent under Section 9.14(a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with Section 9.14(a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to Borrower or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

DB1/ 123795142.13

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

ARTICLE X
MISCELLANEOUS

10.01Amendments and Waivers.

(a)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agent, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(ii)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any mandatory termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;

(iii)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

DB1/ 123795142.13

(iv)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(v)change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vi)except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii)except for Dispositions permitted under Section 7.04 or Section 7.05 or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii)increase any advance rate percentage set forth in the definition of “Borrowing Base” or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written Consent of all Lenders, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves; and

(ix)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) no Consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is solely for the purpose of adding the holders of Indebtedness incurred or issued pursuant to an Amendment or Refinancing of the Term Facility (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreement and permitted under Section 7.03(n) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreement with respect to an Amendment or Refinancing of the Term Facility permitted under Section 7.03(n) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to an Amendment or Refinancing of the Term Facility permitted under Section 7.03(n); provided further that no such agreement shall, pursuant to this clause (v), amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent. Notwithstanding

DB1/ 123795142.13

anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended, supplemented and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Requirement of Law or advice of local counsel, (ii) to cure ambiguities, mistakes or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c)If any Lender (other than Citizens) does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the address, telecopier number, electronic email address or telephone number specified on Schedule 10.02 in the case of the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent, the Lenders, the Parent, Holdings, or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender, as the case may be. The Agent, the Parent, Holdings, or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing

DB1/ 123795142.13

shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.

(d)Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including the Securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the Securities Laws.

(e)Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from

DB1/ 123795142.13

any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Agent or any Credit Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders, the L/C Issuer and the other Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrower shall (a) pay or reimburse the Agent and the Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto (whether or not the transactions contemplated thereby shall be consummated), and (b) pay or reimburse the Agent and L/C Issuer only, for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agent (including one primary counsel and such local counsel as the Agent may reasonably require in connection with collateral matters), outside consultants, appraisers, and commercial finance examiners in connection with all of the foregoing, all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), and of the

DB1/ 123795142.13

L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) pay or reimburse each Lender, Swing Line Lender, L/C Issuer, the Agent and the Arrangers for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents and in connection with the Loans made and Letters of Credit issued under this Agreement, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans and Letters of Credit, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender. Swing Line Lender, L/C Issuer and the Agent, and (d) to pay, indemnify, or reimburse each Lender, Swing Line Lender, L/C Issuer, and the Agent for, and hold each Lender, Swing Line Lender, L/C Issuer, and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Agreement the other Loan Documents and any such other documents.

(b)Indemnification. The Borrower shall pay, indemnify or reimburse each Lender, Swing Line Lender, L/C Issuer, the Agent, each Arranger and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, costs, expenses or disbursements incurred or asserted against any such Indemnitee by any Loan Party, any of the directors, officers, shareholders or creditors of any Loan Party or any other Person arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, Holdings, the Borrower, any of their respective Subsidiaries or any of the Properties, or to any Blocked Account Agreement or other Person who has entered into a control agreement with any Credit Party, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Parent, Holdings, or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither the Parent, Holdings, nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section 10.04 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.04 shall be submitted to the Borrower at the address thereof set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Agent.

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Requirements of Law, each party hereto shall not assert, and hereby waive, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended

DB1/ 123795142.13

recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Survival. The agreements in this Section shall survive the resignation of any Agent, the L/C Issuer or the Swing Line Lender, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.

To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Credit Party severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Credit Parties under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations.

10.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

DB1/ 123795142.13

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A)of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to all of its the Loans or the Commitments, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender, provided that after the passage of seven (7) Business Days of receipt of written notice of an assignment from the Agent by the Borrower without the Borrower giving the Agent written notice of the Borrower’s objection to such assignment, the Borrower shall be deemed to have consented to such assignment; and

(B)the consent of the Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

DB1/ 123795142.13

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, or (D) to Sponsor or any Sponsor Affiliate.

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 3.01), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within

DB1/ 123795142.13

the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(i)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the limitations and requirements of Section 3.01 and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.02 as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish in connection with a Tax audit or other proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such

DB1/ 123795142.13

Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply and in fact complies with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Citizens Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.09, Citizens Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.09, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citizens Bank as L/C Issuer or Swing Line Lender, as the case may be. If Citizens Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Citizens Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens Bank to effectively assume the obligations of Citizens Bank with respect to such Letters of Credit, and (c) the successor Swing Line Lender shall repay all outstanding Obligations with respect to Swing Line Loans due to the resigning Swing Line Lender. Any resignation by Citizens Bank as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.

10.07Treatment of Certain Information; Confidentiality.

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Requirement of Laws or regulations or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan

DB1/ 123795142.13

Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Commitment Lender; or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to any Loan Party and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of any of the Credit Parties or any Affiliate of the Credit Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Requirement of Law, including the Securities Laws.

10.08Right of Setoff.

If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Requirement of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the other Credit Parties, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in

DB1/ 123795142.13

addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Requirement of Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration of the Letters of Credit or the termination of the Commitments or the termination of this Agreement or any provision hereof.

10.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor

DB1/ 123795142.13

in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or ceases to make LIBOR Rate Loans or Daily LIBOR Rate Loans as a result of any condition described in Section 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender (other than Citizens Bank) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.05) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with Requirement of Laws; and

(e)in the case of an assignment resulting from a Lender being a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

DB1/ 123795142.13

10.15SUBMISSION TO JURISDICTION; WAIVERS. Each Loan Party hereby irrevocably and unconditionally:

(a)submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Nothing herein shall limit the right of the Agent or any Lender to bring proceedings against any Loan Party in any other court;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Schedule 10.02 or at such other address of which the Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.16Waivers of Jury Trial.

EACH OF THE PARENT, HOLDINGS, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those

DB1/ 123795142.13

obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.18USA PATRIOT Act; Proceeds of Crime Act.

Each Lender that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.19Foreign Asset Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.20Time of the Essence.

Time is of the essence of the Loan Documents.

10.21[Reserved].

10.22Press Releases.

(a)Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business

DB1/ 123795142.13

Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Requirement of Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower prior to the publication thereof for review and comment by the Borrower. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.23Additional Waivers.

(a)The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by applicable Requirement of Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any release of any other Loan Party from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of any Agent or any other Credit Party.

(b)Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, the Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the Payment in Full of all of the Obligations).

(c)To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the Payment in Full of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been Paid in Full. To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Requirement of Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.

DB1/ 123795142.13

(d)Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Payment in Full of all of the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior Payment in Full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness until Payment in Full of the Obligations. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

10.24Judgment Currency.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice for the applicable currency conversion in the wholesale market. In the event that there is a change in the rate of exchange prevailing there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Loan Parties will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Currency Due which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the conversion date. If the amount of the Currency Due which the applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Party shall indemnify and save the Agent, the L/C Issuer and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.25No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.26Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

DB1/ 123795142.13

10.27Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.28Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.29Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under

DB1/ 123795142.13

such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.30 Amendment and Restatement. This Credit Agreement is an amendment and restatement of the Original Credit Agreement, it being acknowledged and agreed that as of the Closing Date all obligations outstanding under or in connection with the Original Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Credit Agreement.  This Credit Agreement amends and restates and supersedes the Original Credit Agreement in its entirety.  The rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents.  This Credit Agreement represents a modification, and continuation, of the Original Credit Agreement, and this Credit Agreement is in no way intended to constitute a novation of the Original Credit Agreement or the Existing Obligations.  With respect to (i) any date or time period occurring and ending prior to the Closing Date, the Original Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Credit Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents.  From and after the Closing Date, any reference to the Original Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered

DB1/ 123795142.13

to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Credit Agreement, and the provisions of this Credit Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Original Credit Agreement.   Each Loan Party (a) acknowledges and agrees that each Loan Document shall remain in full force and effect, (b) ratifies, reaffirms and confirms all of its Secured Obligations under the Loan Documents and (c) ratifies, reaffirms and confirms that the Secured Obligations are and remain secured pursuant to the Loan Documents and pursuant to all other instruments and documents executed and delivered by such Loan Party as security for the Secured Obligations.

DB1/ 123795142.13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VINCE, LLC, as Borrower

By: /s/ David Stefko_______________

      Name: David Stefko

      Title:   Chief Financial Officer

Signature Page – Amended and Restated Credit Agreement (Vince)

DB1/ 123795142.13

VINCE INTERMEDIATE HOLDINGS, LLC, as a Loan Party

By: /s/ David Stefko

      Name: David Stefko

      Title:   Chief Financial Officer

Signature Page – Amended and Restated Credit Agreement (Vince)

DB1/ 123795142.13

VINCE HOLDING CORP., as a Loan Party

By: /s/ David Stefko

      Name: David Stefko

      Title:   Chief Financial Officer

REBECCA TAYLOR, INC., as a Loan Party

By:/s/ David Stefko

Name: David Stefko

Title:   Chief Financial Officer

PARKER HOLDING, LLC, as a Loan Party

By:/s/ David Stefko

Name: David Stefko

Title:   Chief Financial Officer

REBECCA TAYLOR rETAIL STORE, LLC, as a Loan Party

By:/s/ David Stefko

Name: David Stefko

Title:   Chief Financial Officer

PARKER LIFESTYLE, LLC, as a Loan Party

By:/s/ David Stefko

Name: David Stefko

Title:   Chief Financial Officer

Signature Page – Amended and Restated Credit Agreement (Vince)

DB1/ 123795142.13

CITIZENS BANK, NATIONAL ASSOCIATION, as Agent, a Lender, Swing Line Lender and L/C Issuer

By: /s/ Richard Norberg

      Name: Richard Norberg

      Title:   Vice President

Signature Page – Amended and Restated Credit Agreement (Vince)

DB1/ 123795142.13

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Michael Etienne

      Name: Michael Etienne

      Title:   SVP

DB1/ 123795142.13